Exhibit 16(c)(3)

A Self Contained Appraisal of the

Office/Bank Building

Located at 101 Westlake Drive

West Lake Hills, Travis County, Texas

Prepared for

PGI Equity Partners LP

As of October 10, 2007 “As Is”

Prepared By                                                                                                                                                                            Reviewed By

Harold E. Sundbeck                                                                                                                                              Larry H. Decovic, MAI, SRA

A SELF CONTAINED APPRAISAL OF THE

APPRAISAL OF AN OFFICE/BANK BUILDING

LOCATED AT 101 WESTLAKE DRIVE

WEST LAKE HILLS, TRAVIS COUNTY, TEXAS

AS OF

OCTOBER 10, 2007

PREPARED FOR:

PGI EQUITYPARTNERS LP

101 WESTLAKE DRIVE

AUSTIN, TEXAS 78746

PREPARED BY:

HAROLD E. SUNDBECK

REVIEWED BY:

LARRY H. DECOVIC MAI, SRA

AMERICAN REALTY CORPORATION

712 CONGRESS AVENUE, SUITE 200

AUSTIN, TEXAS  78701

THE VALUATION GROUP

AMERICAN REALTY CORPORATION

REAL PROPERTY APPRAISERS AND CONSULTANTS

November 6, 2007

PGI Equity Partners LP

c/o Mr. Jeffrey Nash

101 Westlake Drive

Austin, Texas 78746

Re:                               An appraisal of the 15,400 square foot (Net Rentable Area) Office/Bank Building, known locally as “Treaty Oak Bank and Treaty Oak Financial Services”, located at 101 Westlake Drive, West Lake Hills, Travis County, Texas.

Dear Mr. Nash:

As requested, we have performed an appraisal in a self-contained format on the above referenced property.  The client for this assignment is Mr. Jeffrey Nash and PGI Equity Partners LP in Austin, Texas.  The intended use of this report is to provide an estimate of the most probable Market Value of the subject “As Is”.  Intended Users of the report are Mr. Jeffrey Nash and PGI Equity Partners LP in Austin, Texas.  The effective date of the appraisal “As Is” is October 10, 2007, which is also the date of inspection.  The date of final report preparation is the date shown at the top of this page.

This appraisal has been written to comply with U.S.P.A.P., 12 C.F.R. Part 1608 (FIRREA) and the standards set forth by the Appraisal Institute and Texas Real Estate Commission.  The appraisal, as set forth, is subject to any terms or conditions stated within this transmittal letter, the body of the report, or the Assumptions and Limiting Conditions in the addenda.

Market Value:  Market Value, as used in this report, is defined as:

The most probable price in terms of money which a property should bring in competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each, acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.  Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(1)          buyer and seller are typically motivated.

(2)                               both parties are well informed or well advised, and each acting in what they consider their own best interest.

(3)                               a reasonable time is allowed for exposure in the open market.

(4)                               payment is made in cash in US dollars or in terms of financial arrangements comparable thereto; and

(5)                               the price represents a normal consideration for the property sold unaffected by special or  creative financing or sales concessions granted by anyone associated with the sale.

The appraisers have estimated a reasonable exposure period for the subject to be approximately six to twelve months based on information obtained from various brokers active in the market and from our research of sales and marketing times.

After considering the market data, it is our opinion that the current Market Value of the fee simple interest of the subject building “As Is” as of October 10, 2007 is estimated to be:

FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS

($4,500,000)

After considering the market data, it is our opinion that the current Market Value of the leased fee interest of the subject building “As Is” as of October 10, 2007 is estimated to be:

FOUR MILLION DOLLARS

($4,000,000)

The following report contains the factual data and analyses upon which the value estimate is based and has been presented in consideration of the guidelines outlined above.  It has been a pleasure serving you.  If you have any questions pertaining to this report, please contact us.

Respectfully Submitted,

AMERICAN REALTY CORPORATION

Harold E. Sundbeck	Larry H. Decovic, MAI, SRA
Staff Appraiser	Director of the Valuation Group
State Certified:	State Certified:
General Real Estate Appraiser	General Real Estate Appraiser
#TX-1326117-G	#TX-1320138-G

TABLE OF CONTENTS

LETTER OF TRANSMITTAL	1

TABLE OF CONTENTS	3

EXECUTIVE SUMMARY	6

EXPLANATION OF APPRAISAL PROCESS AND SCOPE	7

ASSIGNMENT DATA	9

AREA ANALYSIS	11

NEIGHBORHOOD ANALYSIS	20

PROPERTY HISTORY	25

PROPERTY ASSESSMENT AND TAXATION	25

SITE ANALYSIS	26

IMPROVEMENT ANALYSIS	32

HIGHEST & BEST USE	44

SALES COMPARISON APPROACH - IMPROVED	47

SALES COMPARISON APPROACH - VACANT LAND	72

COST APPROACH	86

INCOME APPROACH	93

RECONCILIATION & FINAL VALUE ESTIMATE	118

ASSUMPTIONS AND LIMITING CONDITIONS	121

Introduction

EXECUTIVE SUMMARY

ASSIGNMENT DATA
Primary Client	PGI Equity Partner LP
Appraisal Purpose	To estimate the market value of the leased fee interest in the subject
Effective Date	October 10, 2007

PROPERTY IDENTIFICATION
Property Appraised	An office/bank building with drive-through facility
Located at 101 Westlake Drive, West Lake Hills, Texas
Known as: “Treaty Oak Bank and Treaty Oak Financial Services”
County Account Number (Tax)	01-1115-0313-0000

LAND
Zoning	“B-1” - Business
Size	2.837 acres or 123,580 sf
Shape	Irregular

IMPROVEMENTS
Gross Building Area	15,851 sf (per TCAD)
Net Rentable Area	15,400 sf
Year of Construction and Condition	2004/Excellent

HIGHEST AND BEST USE
As Vacant	Office/Retail Building
As Improved	Office/Retail Building

SALES COMPARISON APPROACH - VACANT LAND
Land Value: 2.837 Acres	$1,825,000 $14.77/sf

SALES COMPARISON APPROACH - IMPROVED
Market Comparison	$4,400,000
GIM Value Estimate	$4,435,000
Final Improved Value Estimate	$4,400,000

COST APPROACH
Replacement Cost New (excluding land)	$2,400,000
Depreciation	Physical/$192,158; Functional/$0; External/$0
Cost Value Estimate (including land)	$4,030,000

INCOME APPROACH
Stabilized N.O.I.	$343,361
Direct Capitalization Estimate (OAR - 7.5%)	$4,575,000
DCF Value Estimate (DCR - 9.0%)	$3,975,000
Final Income Value Estimate	$4,500,000

FINAL RECONCILED MARKET VALUE
“AS IS” - FEE SIMPLE VALUE	$4,500,000

“AS IS” - LEASED FEE VALUE	$4,000,000

EXPLANATION OF APPRAISAL PROCESS AND SCOPE

This section provides an overview of the appraisal process and the scope of investigation.  The appraiser has performed five tasks in the process of valuing the subject.  The following paragraphs briefly describe each of these tasks.

Specification of Appraisal Assignment

In order to clarify the assignment, the appraiser defines the appraisal objective.  This involves identifying the real property and the rights to be appraised, establishing a definition and an “as of” date for the value to be given, clarifying the use of the appraisal, and outlining any limiting conditions potentially affecting the value.  The Assignment Data section and the Assumptions and Limiting Conditions addendum contain most of this information.

Collection of Data

The appraiser then collects “general” and “specific” data for use throughout the report.  General or basic data includes the social, economic, governmental and environmental information presented in the Area Analysis and Neighborhood Analysis sections of the report.  Sources used to collect general data in this report include various City of Austin publications and information obtained by a physical inspection of the subject neighborhood.  Specific information is presented as property data in the Site Analysis and Improvement Analysis and as market data in the approach to value.

Highest and Best Use Analysis

Next, the appraiser estimates the highest and best use of the property as if vacant and as currently improved.  Highest and best use generally serves three purposes:  1) to help the appraiser identify properties comparable to the subject when gathering market data, 2) to establish the land-use providing maximal income, and 3) to determine if the current improvements, if any, warrant demolition.  This analysis is contained in the Highest and Best Use section of the report.

Approaches to Value

After defining the problem, gathering all pertinent data, and establishing the highest and best use of the subject property, the appraiser normally performs three separate valuation techniques.  These techniques are referred to as the sales comparison approach, cost approach and income approach.  The validity and reliability of each approach is dependent on the data available and the type of property being appraised.

Each of the valuation techniques is founded on the “Principle of Substitution”, which describes the action of a prudent person considering all available alternatives and acting rationally.  Substitution is formally defined by the Appraisal Institute as:

The principal of substitution states when several similar or commensurate commodities, goods or services are available, the one with the lowest price will attract the greatest demand and widest distribution.

The approaches to values, as used in this report, are briefly described below.

Sales Comparison Approach:  The Sales Comparison Approach is a method of estimating value by considering recent sales of properties similar to the subject.  The sale price of each “comparable” property is divided by a common denominator such as acreage, square footage, units, rooms, lots, or gross income.  After reducing each sale price to a “unit basis”, appropriate adjustments are made to arrive at an estimate of value for the subject.  This method is considered reliable when sales of highly similar properties are available for comparison.  The shortcomings of this method are apparent when market data are outdated and/or significantly dissimilar.

In the case at hand, this technique has been used to estimate a land value and an improved value.  The land value is estimated primarily for use in the cost approach and in other sections of the report.  The improved value includes both land and building and is used strictly as an indication of the subject’s total value.  The value estimates using this technique may be found in the section of this report referred to as the Sales Comparison Approach-Improved and Sales Comparison Approach-Vacant.

Cost Approach:  In the Cost Approach, the appraiser finds the cost to replace or reproduce the subject improvements and site improvements, less any deterioration and obsolescence and then adds this cost to the previously established land value to derive an indication of value.  This method is highly reliable if the improvements have no, or little, deterioration and obsolescence.  The Cost Approach is considered particularly useful as an indication of value for some non-income properties that have a very specific use such as churches and schools

Income Approach:  In the income approach, the appraiser considers the subject property’s earning potential to establish a value indication.  Two variations on this theme are sometimes used: 1) the direct capitalization of the property’s anticipated stabilized income, and 2) the discounting of the property’s anticipated net income-stream and ultimate sale proceeds over an estimated holding period.  Both the direct capitalization analysis and discounted cash flow analysis have been used in the Income Approach section of the report.

Reconciliation of Approaches & Final Value Estimate

In this final phase, the appraiser considers the value indications from the preceding approaches and weighs each approach’s relevance in the case at hand.  Based on this assessment of the approaches, the appraiser then assigns a single value to the subject property in the Reconciliation and Final Value Estimate section.

ASSIGNMENT DATA

This section clarifies the appraisal objective.  First, the real property under consideration is positively identified both physically and legally.  The legal interest in the property to be valued and the specific value type used is then discussed.  Other factors affecting the objective, such as effective date, appraisal use, and specific client guidelines are also considered.

Property Identification

The subject is an existing office/bank building located on the east side of Bee Caves Road (FM 2244), with additional exposure on Westlake Drive and Reveille Road in the incorporated community of West Lake Hills, Texas.  According to the Travis Central Appraisal District, the local address is 101 Westlake Drive, Austin, Texas 78746.

According to the appraisal district records, the improvements contain 15,851 square feet of gross building area.  According to the lease terms on the building, the subject is shown to contain 15,400 square feet leased on a net lease.  A review of the leases indicates there to be a shared use of a conference room.  When this shared space is calculated into the gross building area, the net rentable area increases to 15,400 square feet.  Net leases where the occupant occupies 100% of the building typically show the gross building area and the net rentable area to be the same.  Therefore, we have utilized a size of 15,400 square feet for both the net rentable and gross building areas.

Legal Description

The subject property is legally described as “Lot 1A, Amended Plat of Westlake Centrum Subdivision, Travis County, Texas”.  The Travis Central Appraisal District identifies the subject as Parcel ID No. 01-1115-0313-0000.

Intended Use of the Report

The intended use of this report is to provide an estimate of the most probable Market Value of the subject “as is”.  Intended Users of the report are Mr. Jeffrey Nash and PGI Equity Partners LP.  The final value estimated is strictly subject to the report being used for this function.

Date of Appraisal

The date of inspection is October 10, 2007, which is the effective date of the “as is” value estimate in this report.  The date of the report is November 6, 2007.

Exposure Period

An exposure period of twelve months was estimated for the subject “As Is”.  That period was selected after looking at the marketing time of other properties in the area and from conversations with local brokers.  It assumes that the subject would have been aggressively marketed and priced very close to the final value estimate contained in this report.

Competency Provision

American Realty Corporation and the signatories hereto have experience in the appraisal of properties similar to the subject and are deemed qualified by education, training and experience in the preparation of such reports to comply with the competency provisions of USPAP.  Moreover, we have extensive experience of real property in the subject’s geographic location.

Value and Property Rights Definitions

Market Value:  Market Value, as used in this report, is defined according to the Uniform Standards of Professional Appraisal Practice, 2001 Edition, as:

The most probable price in terms of money which a property should bring in competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(1)                                buyer and seller are typically motivated.

(2)                                both parties are well informed or well advised, and each acting in what they consider their own best interest.

(3)                                a reasonable time is allowed for exposure in the open market.

(4)                                payment is made in cash in US dollars or in terms of financial arrangements comparable thereto; and.

(5)                                the price represents a normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Estate:  Fee Simple Estate as used in this report is defined by the Appraisal Institute as:

... absolute ownership unencumbered by any other interest or estate subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate:  Leased Fee Estate, as used in this report, is defined by the Appraisal Institute as:

... an ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor or the leased fee owner and leased fee are specified by contract terms contained within the lease.

The property has been appraised free and clear of liens and any delinquent taxes.

Area Analysis

AREA ANALYSIS

The demand for, and thus the value of, all forms of real estate is ultimately the product of its location and the surrounding demographic, geographic, governmental, economic, and other forces in the surrounding community.  For this reason, a general analysis of the Austin metropolitan area has been made for this report.

General Location

Austin is the state capital of Texas and is the county seat of Travis County.  It is bordered on the north by Williamson County and on the south by Hays County.  Bastrop and Caldwell Counties adjoin Travis County to the southeast.  The city is strategically located near the center of the state and surrounded by the three largest metropolitan areas in Texas that form a triangle around it.  The Dallas-Fort Worth area is 170 miles to the north, Houston is 130 miles to the east and San Antonio is 60 miles to the southwest.  The shaded area on the inset shows the location of the five county metropolitan area.  A map of the immediate Austin area is included on the following page.

Demographics

Population Growth Trends:  The City of Austin and its Metropolitan Statistical Area (MSA - which includes Travis County, Williamson County, Hays County, Caldwell County, and Bastrop County) have experienced rapid population growth over the last twenty years and the MSA recently passed the 1,000,000 threshold in 1997.  For years, this MSA consisted of a three county group; however, in 1988, two additional counties were added to the group, bringing the MSA to its current composition.  Austin forms the heart of this MSA and is situated in both Travis and Williamson Counties.

The population of Austin’s Metropolitan Statistical Area has increased at a much higher rate than that of the nation or the State of Texas as a whole.  Most recent figures report a 2006 population of 1,495,000.  Austin’s Metropolitan Statistical Area, from 1980 to 1990, had a total population increase of about 45.63%; while, during this same period the population of the United States increased about 9.78%, and the population of State of Texas about 19.38% (Source: US Bureau of Census).  While population and job growth predictions for the MSA between 1990 and 2000 were on the order of 2-3% per year, actual population and job growth exceeded these expectations.  Both job growth and population growth have been major factors in the recruitment of several major high tech companies and the accompanying peripheral growth has been about  3% to 6% per year.

Area Map

SUBJECT
WILLIAMSON
Cedar Park
Round Rock
Jollyville
Pflugerville
Lake Travis
Bullick Hollow Rd
W Howard Ln
Dessau Rd
Research Blvd
W Braker Ln
N MoPac Expy
Burnet Rd
I-35 N
Cameron Rd
Springdale Rd
TEXAS
Mount Bonnell
E 51st St
West Lake Hills
Rollingwood
TRAVIS
Manor Rd
Walter E Long Municipal Park
Austin
E 7th St
E 1st St
Zilker Park
Southwest Pkwy
US-290 W
Brodie Ln
Sunset Valley
E Riverside Dr
E Oltorf St
S I-35
Circle C Metropolitan Park
Texas Wildlife Expo
Burleson Rd
Del Valle
Pearce Ln
San Leanna

Part of this rapid growth can be attributed to the successful high tech area.  In 1998, Yahoo! rated

Austin the “#2 Most Wired” city in the U.S.  However, in 2000, the local high tech market, like the national high tech market, suffered major setbacks with slowdowns in manufacturing and layoffs in personnel having a major negative impact on the local economy.  Only in the last two years has the local tech market showed signs of recovering.  With a renewal of employee hiring, the local high-tech sector is still a strong presence in the metro area and is expected to continue to expand as the national economy recovers.

As of the 2000 US Census, the Austin Metropolitan Statistical Area had a population of 1,249,763.  Total population growth from 1990 to 2000 was 47.7%.  New population growth, coupled with the addition of two more counties in the Austin MSA have moved the local urban area up the national ranks to being the 39th largest metropolitan area in the nation and recent increases have moved Austin to 38th in the nation.  This increase may provide additional opportunities in economic development for the area by attracting projects that require a high MSA population threshold of 1,000,000 or better.  Finally, a recent forecast for the next 20 years places the Austin-Round Rock Metro area passing San Antonio, Texas to become the 3rd largest metropolitan area in the state with a population exceeding 4,000,000.

AUSTIN AREA POPULATION HISTORY AND FORECAST
YEAR	CITY OF AUSTIN	ANNUAL GROWTH	TRAVIS COUNTY	ANNUAL GROWTH	MSA	ANNUAL GROWTH
1990	465,622	3.00%	576,407	3.20%	846,227	3.80%
2000	656,562	3.50%	812,280	3.50%	1,249,763	4.00%
2001	669,693	2.00%	830,150	2.20%	1,281,007	2.50%
2002	680,899	1.70%	844,263	1.70%	1,306,627	2.00%
2003	687,708	1.00%	856,927	1.50%	1,332,760	2.00%
2004	692,102	0.64%	874,065	2.00%	1,366,079	2.50%
2005	700,407	1.20%	893,295	2.20%	1,403,646	2.75%
2006*	709,162	1.25%	913,394	2.25%	1,495,000	3.36%
2007*	718,027	1.25%	934,402	2.30%	1,536,500	2.80%
2010*	753,787	1.75%	1,005,267	2.50%	1,613,825	2.90%
2015*	832,242	2.00%	1,151,306	2.75%	1,870,866	3.00%

Source:  Ryan Robinson, City Demographer, Department of Planning, City of Austin, January 2005

*  estimated by AngelouEconomics

General Characteristics of Population:  Austin’s population reflects a young and highly educated group.  Thirty-five percent of the citizens are between 25 and 44 years old.  Household size is measured in the number of persons living in one home.  There were a total of 471,855 households in 2000, which results in an average household size of 2.65 persons per household.

Austin has one of the most highly educated populations of American cities with a population over 250,000.  Approximately one-third of the adult population has completed college with some having advanced degrees, largely due to the fact that the University of Texas is located within the city.  Close to an additional one-third have 1-3 years of college.  The enrollment at the University of Texas in the fall of 2005 is approximately 49,333 students, making it the 5th largest campus in the United States.

Geographic Characteristics

The Balcones Escarpment is the most dominant geographic feature influencing the Austin topography.  The escarpment, which runs roughly north and south through the western edge of the city, is a cliff resulting from the faulting of the earth’s upper crust ages ago.  It marks the boundary of two very different geological regions.  The area west of the fault is higher and consists mainly of rocky limestone hills with thin soils that are covered with junipers and oaks.  This area is known as the “hill country” and is famous for its rustic and picturesque scenery, deer hunting, and abundant water recreational uses.  The area to the east of the fault is relatively flat and consists mainly of loamy soils that are covered with a variety of native grasses and agriculture crops.  This area is the southern most part of the “Blackland Prairie” which extends into Texas from the Midwest.

Another important and unique geographic feature of the city consists of the bottomlands, low terraces, and man-made lakes along the Colorado River.  The river runs through the center of Austin and forms a natural north/south division of the metropolitan area.  Town Lake and Lake Austin are the two large bodies of water, which lie within the city limits and are the result of the damming of the Colorado River for flood control purposes.  They are the primary source of Austin’s municipal water.  These two lakes plus five other large lakes, which lie above Austin on the Colorado River, make the region one of the most popular recreational areas in the state with boating, fishing, and water skiing.

Austin’s climate is temperately subtropical, and there is little air pollution.  The normal daily temperature range is 74 to 94 degrees in the summer and 40 to 60 degrees in the winter.  Winters are relatively mild with the temperature dropping below freezing on average about 23 days per year.  Average annual rainfall is approximately 33 inches.

Government Influences

Federal & State Government:  Austin is the state capital of Texas and, consequently, is home to a large number of state agencies.  It is also the location of offices for more than 50 federal agencies, a regional IRS service center, and nearly 350 state and national associations.  The United States Defense Department closed Bergstrom Air Force Base due to national military cutbacks however the site has undergone a redevelopment into the site of the Austin-Bergstrom International Airport.

Municipal Government:  The City of Austin has a council-manager form of government with a mayor and six city council members.  All are elected at large with the mayor serving a three-year term and the council members serving two-year terms after staggered elections in odd-numbered years.  The City Manager is appointed by the council.  The issues of Austin’s rate of growth and its quality of life have become increasingly important to both the city’s economic and environmental development.  The present city council, politically, is a mixture of those supporting controlled growth in Austin and those advocating a more restrictive growth pattern.

Zoning Ordinances:  The City of Austin and the areas under its extra territorial jurisdiction (ETJ) are currently operating under a complex zoning ordinance adopted in 1989.  Austin has one of the strictest development codes in the nation.  In certain environmentally sensitive areas, maximum impervious coverage is routinely limited to 15% or less.  This, plus the proliferation of special interest group’s input to the decision-making process regarding property usage, causes a longer than typical time frame in obtaining land-use approvals.

Growth Corridors and Enterprise Zones:  The City of Austin has established preferred growth corridors and enterprise zones east of IH-35 to stimulate growth to the east away from sensitive hill country and water recharge zone.  Properties located in the NE Preferred Growth Corridor and/or the Austin Enterprise Zone receive preferential treatment from the City of Austin in the permitting/zoning process, resulting in faster building times from start to finish.

Endangered Species Act:  The western portion of Austin consists primarily of a “hill country” terrain.  This area is home to at least seven “endangered” or “threatened” species as listed by the U.S. Fish and Wildlife Service.  These endangered species include two small birds known as the Golden-Cheeked Warbler and the Black Capped Vireo, several endangered cave invertebrates ranging in size from 1.5 millimeters to one-centimeter size, and two or more rare plants.  To develop in this area, approval is generally needed from the U.S. Fish and Wildlife Service.  A plan referred to as the Balcones Canyonlands Conservation Plan has been approved and implemented to help speed development approval in this area.  The area east of IH-35 has been reported to be free of endangered species; consequently, approvals east of IH-35 are typically made more rapidly.

Airport:  Austin’s main airport is Austin-Bergstrom International Airport.  It is located in the southeast sector of the city.  The airport opened in 1999 and is one of the newest and most modern in the nation.  The airport has two main runways and has substantial room for future expansion.

Utilities

Water:  Austin benefits from a number of water resources.  Town Lake and Lake Austin, two large man-made reservoirs formed by the damming of the Colorado River, serve as Austin’s primary source of drinking water. The city owns and operates three water-purifying plants.  Their capacity is more than adequate to meet the current community’s needs.  The city at this time does not need, but does have, the approvals to build a new water treatment plant on 50 acres of land located next to 3M on Ranch Road 2222.  It also has received extended permit rights to obtain water for this approved plant from Lake Travis through the Lower Colorado River Authority.  At the present time, the city, as a whole, appears to have sufficient and abundant water supplies to meet demand into the foreseeable future.

The Edwards Aquifer, a large underground reservoir that extends southwest from Austin, provides water for a small portion of the metropolitan area’s southwest population, primarily within Hays County.  The Edwards Aquifer Regulatory Committee’s function is to review development over the aquifer to protect the integrity of this water source.  The aquifer presently is being heavily pumped, and water rationing has been necessary in some extremely dry years.  Responsible water and wastewater management will be of importance to the future prosperity of the southwest metropolitan area, which presently depends upon the aquifer as their major source of water.

Wastewater:  The city operates three wastewater plants with a current combined permitted capacity of approximately 120+ million gallons per day.  In addition, there is a fourth wastewater treatment plant, referred to as the Hornsby Bend plant, which treats solid waste at 2.5 million gallons/day.  Thus, the current wastewater capacity is more than adequate to handle the city’s wastewater needs.

Electricity, Gas & Telephone:  Electricity for the metropolitan area is provided by the City of Austin, and there is a total generation capacity of 2,660+ megawatts.  The electric capacity is, presently, more than adequate to support the population base.  Southern Union Gas Company supplies natural gas for the area, and telephone service is provided by SBC.

Economic Profile & Indicators

Many factors can be considered in looking at an economic profile and major economic indicators of a community.  In this case, a brief description of the history of the local economy is given followed by more detailed information regarding the metropolitan area’s employment activity.

History of Economy:  The Austin metropolitan area (and the State of Texas) generally experienced strong economic growth from 1980 to 1985.  The area’s population and employed work force increased rapidly, and real estate prices escalated sharply upward due to greater consumer demand and developer speculation that the economy would continue to boom.  In the beginning of 1986, world oil prices suddenly dropped sharply and the tax laws were modified, all of which slowed the growth of the local economy.  Real estate prices, which had been inflated due to speculation, also, then plummeted.  During the period from 1986 to 1990, the local metropolitan and state economy experienced difficult economic times as evident from a much slower employment growth rate, dropping real estate prices, fewer businesses locating to the state, numerous financial institution failures, and many foreclosures and bankruptcies.  From 1992 to 2000 the Austin economy experienced strong job growth and was generally ranked as the fastest or second fastest growing metropolitan area in the nation.  Local hi-tech growth, particularly, help fuel this growth.  Since the high tech bust in mid 2000, the growth of the local economy was substantially slowed.  Beginning in 2004 the local economy began exhibiting signs of recovery in the office, multifamily and industrial markets.  However, contrary to the trends in local market, the residential and retail markets continued to show strong market growth.

Major Employers:  A listing of the area’s top private employers is presented in a chart at the end of this section.  This list does not include the government sector.  The State of Texas alone employs over 48,000 people in the Austin area.  While all of the major government employers are important, The University of Texas is felt to be the nucleus of growth in the current economy.  In 2005, with an $11.6 billion permanent endowment fund, UT presently has 138 endowed chairs, 455 endowed professorships, and 335 endowed faculty fellowships and lectureships.  It ranks fourth in total size of endowment.  It is the 5th largest campus in the United States.

The on-going vitality and potential growth of a city depends to a large degree on the number of new companies it can attract to its metropolitan area either through new start-ups or relocations and to the expansion of the existing companies already located in the area.  The Austin area has been extremely successful in enticing numerous growth companies.  Per the 2006-2007 Economic and Technology Forecast Event by Angelou Economics, job growth in 2004 and 2005 exceeded expectations, pushing the total employment in metro Austin to 682,500.  The latest Economic and Technology Forecast Event by Angelou Economics reports employment in metro Austin up to 715,600 in 2006 for an annual growth of 3.2%.  This is an historic high, surpassing the previous employment peak in 2005.  The forecast for 2007 is 24,400 new jobs (3.4%) and 26,100 new jobs (3.5%) in 2008.

In the 1980’s, two major events occurred that helped shape the future focus of the Austin high tech market.  This was the formation of MCC and Sematech.  First, in 1983, Austin was the successful bidder for Microelectronics and Computer Technology Corporation (MCC).  This was the first national high tech consortium, and the focus of this consortium is software development.  Then, in 1987-1988, Austin mounted a campaign to bring Sematech to town.  The campaign was successful, and Sematech moved to Austin in 1988.  Sematech is a high-technology research consortium whose membership is comprised of most of the largest computer companies in the United States.  The focus of this organization is high tech research on a national level.  Since this time, Austin has become the location of over 2,000 high tech companies including Dell Computers, Applied Materials, Apple Computers, the Gallup Organization, Lotus Development Corporation, and, most recently, Samsung Electronics.

Unemployment figures for the Austin area as of August 2007 were 3.5%, up slightly from the April 2007 unemployment rate of 3.2%, but down significantly from the August 2006 figure one year ago of 4.3%.  The current 3.5% unemployment rate is one of the lowest in the state (4.1%) and below the national average (4.6%).

Austin-Round Rock MSA (Bastrop, Caldwell, Hays, Travis, Williamson) August-2007

Industry Composition

Mining & Constr 7%
Mfg 8%
Trade, Transp & Util 17%
Informat. 3%
Financial Activ 6%
Prof. & Bus Svcs 14%
Educ & Health Svcs 10%
Leisure & Hosp 11%
Other Services 4%
Govt. 19%

Annual Growth Rate for Total NonAgricultural Employment
8.0%
6.0%
4.0%
2.0%
0.0%
-2.0%
-4.0%
524,000 Jobs
749,600 Jobs

Monthly Change by Industry
3,000
2,000
1,000
0
-1,000
Mining & Constr
Mfg
Trade Transp & Util
Informat
Financial Activ
Prof. & Bus Svcs
Educ & Health Svcs
Leisure & Hosp
Other Services
Govt.

Monthly Change in Total Nonag Employment
15,000
10,000
5,000
0
(5,000)
(10,000)
(15,000)
Aug-06
Sep-06
Oct-06
Nov-06
Dec-06
Jan-07
Feb-07
Mar-07
Apr-07
May-07
Jun-07
Jul-07
Aug-07

Employment by Industry

	Aug-2007	Jul-2007	Aug-2006	Monthly Change Actual	Monthly Change %	Annual Change Actual	Annual Change %
Total Nonagricultural	749,600	745,300	720,100	4,300	0.6%	29,500	4.1%
Mining & Construction	49,200	49,000	45,700	200	0.4%	3,500	7.7%
Manufacturing	60,900	61,300	59,300	-400	-0.7%	1,600	2.7%
Trade, Transp., & Utilities	132,800	132,200	127,900	600	0.5%	4,900	3.8%
Information	22,100	22,100	21,700	0	0.0%	400	1.8%
Financial Activities	45,000	44,900	43,300	100	0.2%	1,700	3.9%
Profes., & Business Services	103,200	102,600	100,400	600	0.6%	2,800	2.8%
Education & Health Services	74,500	74,200	72,900	300	0.4%	1,600	2.2%
Leisure & Hospitality	79,600	79,400	75,200	200	0.3%	4,400	5.9%
Other Services	29,900	29,700	27,900	200	0.7%	2,000	7.2%
Government	152,400	149,900	145,800	2,500	1.7%	6,600	4.5%

Size Class of Industries as of March 2007

Size Class	Employees Per Firm	Number of Firms	Employment in Size Class	% of Total Employment
9	1000+	73	230417	31.0%
8	500-999	100	66590	9.0%
7	250-499	217	73067	9.8%
6	100-249	681	102257	13.8%
5	50-99	1062	73676	9.9%
4	20-49	2719	82646	11.1%
3	10-19	3582	48393	6.5%
2	5-9	5231	34642	4.7%
1	1-4	15492	30947	4.2%
0	0	3441	0	0.0%
TOTAL		32598	742855	100.0%

Comments for August 2007

Total Nonagricultural Employment in the Austin - Round Rock MSA increased by 4,300 jobs, or 0.6 percent, during the month of August. Local Government employment increased by 2,600 positions as school districts began preparation for the upcoming school year. Professional and Business Services gained 600 jobs while Retail Trade added 400 staff over the month. Education and Health Services gained 300 jobs over the month.Total Nonagricultural Employment in the Austin - Round Rock MSA increased by 29,500 jobs, or 4.1 percent, since August 2006. Employment in the Leisure and Hospitality group increased by 4,400 staff over the year. Mining and Construction gained 3,500 jobs over the year. Local Government employment expanded by 3,400 jobs since August 2006.

Largest Private Sector Employers - Employer Reported, March 2007

Administaff Companies
Advanced Micro Devices Inc.
Daughters of Charity Health
Dell Computer Corp.
Freescale Semiconductor Inc.
H.E. Butt Grocery Co.
Home Depot USA Inc.
IBM Corp.
Round Rock Hospital Inc.
Wal-Mart Associates Inc.

Unemployment Information (all estimates are in thousands)

	Austin-Round Rock MSA C.L.F.	Emp.	Unemp.	% Rate	Texas (Actual) C.L.F.	Emp.	Unemp.	% Rate	United States (Actual) C.L.F.	Emp.	Unemp.	% Rate
Aug-2007	848.0	818.5	29.5	3.5	11,491.8	11,016.3	475.5	4.1	153,493.0	146,408.0	7,086.0	4.6
Jul-2007	851.9	818.2	33.7	4.0	11,643.0	11,089.4	553.6	4.8	154,871.0	147,315.0	7,556.0	4.9
Aug-2006	835.2	799.5	35.7	4.3	11,526.9	10,946.0	580.9	5.0	152,465.0	145,379.0	7,086.0	4.6

Summary and Conclusion

Austin is a unique city in Texas.  It is the state capital of Texas and is located on the edge of the Colorado River and the scenic “hill country”.  The population of the revised metropolitan area is currently estimated to be 1,495,000.  The city is the home of the University of Texas and has one of the youngest and most educated populations of any large city in the nation.

Zoning and development codes in Austin are very complex and are known as being some of the more restrictive in the nation.  This is in part due to the fact that the “hill country” terrain, which is found in parts of its metropolitan area, is very environmentally sensitive and is home to at least seven endangered species.  The employment make-up of the city consists primarily of a large and growing government sector and a private base sector specializing in high technology related research and products.

From 1990 to the middle of 2000 the metropolitan area experienced strong growth.  With the downturn in the local office and industrial market in 2001, coupled with the terrorist events of September 11, 2001, the local area experienced a severe economic downturn reaching a peak in 2003 when the office and high tech industrial market had vacancy rates exceeding 25%.  Over the last 12 months, since year-end 2005, the local markets have again continued to exhibit signs of recovery as office and industrial occupancy rates and rental rates have steadily increased.  The local retail market and single-family home market (excluding $1,000,000+ homes), however, have to date remained relatively strong.

Austin has continued to rank very high nationally in almost all major polls as to “Coolest City”, “Most Wired City”, “The Best City For Relocating Families”, “2006 List of America’s 50 Hottest Cities”.  The 2006 list of the top 1,200 high schools in the nation revealed that Texas faired quite well and all of the Austin and Round Rock high schools made the list.

The city and MSA are exhibiting signs of recovery in all areas with good job growth.  This trend is expected to continue over the near term.  The long-term outlook for the Austin metropolitan area is that it will experience strong growth and significantly outpace the national economy.

NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

The objective of the neighborhood analysis section of this report is to make observations and/or quantify data, which indicates discernible social, economic, governmental, and environmental patterns, and forces that affect property values in the area.  The Appraisal Institute defines a neighborhood as “a group of complementary land uses”  (The Appraisal of Real Estate, 12th Edition, 2001).

Boundaries

The designation of neighborhood boundaries for this appraisal is based upon the appraiser’s evaluation of those physical and man-made influences that affect the relative desirability and value trend of the subject property and that of surrounding properties in the same or similar way.  Although neighborhood boundaries often are and can be drawn to coincide with major physical features such as rivers or highways, the significant boundaries are those that fix the limits of influences on property values.  The boundaries for the subject neighborhood are described as follows:

North	=	Loop 360 & Lake Austin
South	=	MoPac Blvd (Loop 1)
East	=	Lake Austin (Colorado River)
West	=	Loop 360 (both sides of Capital of Texas Highway)

This boundary description is supported by similar social, economic, government, and environmental forces that influence property values in the subject property neighborhood.  Also, these neighborhood boundaries have been defined to include properties that exhibit similar types of land usage and homogeneous groupings of land use trends.  A map depicting the neighborhood boundaries of the subject is on the following page.

Predominant Land Use

The majority of the neighborhood area, about 80%, is situated outside the city limits of Austin but is within Austin’s extraterritorial jurisdiction (ETJ).  Regions within Austin’s ETJ are subject to subdivision and watershed regulations and may be considered for annexation in the future.  West Lake Hills and Rollingwood are the two other jurisdictions within the neighborhood.  The appraiser estimates that approximately 40% of the neighborhood remains undeveloped; 40% is developed residential; 10% is developed commercial; and 10% is attributed to public uses such as parks, schools, and libraries.

Most of the area consists of homes on large lots, which are predominately owner occupied.  There are a few multi-family units along Bee Caves Road and near Barton Creek Square Mall.  There are a numerous Class A and B office buildings along Loop 360.

Neighborhood Map

Pearce Rd
Emma Long Metropolitan Park
Rivercrest Dr
Manana St
Austin Country Club
Greenshores
360
2222
Hart Ln
1
Westlake Dr
Balcones Dr
Mount Bonnell
Camp Mabry
The High Rd
Westlake Dr
Lake Austin
35th St W
Pecos St
Scenic Dr
Wild Basin Wilderness Park
SUBJECT
2244
Redbud Trail
Bowman Ave
Jefferson St
West Lake Hills
Austin
West Enfield Park
360
2244
Bee Caves Rd
Bullan Ln
Clarksville
Rollingwood
West End
N Lamar Blvd
2244
Walsh Tarlton Ln
S SR-Pac Expy
Zilker Park
343
S SR-Pac Expy
Rabb Rd
360
5th St S
S 1st St
Eva St

© 2001 Microsoft Corp. All rights

Retail development within the area includes Barton Creek Square Mall (a regional shopping mall), Westwood Shopping Center, The Forum Shopping Center, and Westbank Market.  Generally, commercial developments predominate along the major arterials with residential uses found a half block or more off the major thoroughfares.  Local zoning has maintained a strict developmental pattern; thus, conformity from one area to the other is evident.  Residential uses, which include single-family homes and multi-family dwellings, dominate the neighborhood, followed by commercial and public uses.

Reputation of the Area

The overall reputation of the neighborhood, known as West Lake Hills, is as one of Austin’s most prestigious areas.  The area is adjacent to the Texas “hill country”, and the terrain is rugged and attractive.  Households are upper-middle to high-income families.  On the average, houses in the neighborhood are more often owner occupied and are of much greater value than houses in Travis County as a whole.  Approximately 85% of the homes in the neighborhood are owner occupied.  Where home ownership is high, the population is usually older and wealthier than in areas where home ownership does not prevail.  As a benefit of this overall wealth, the area’s school district, Eanes ISD, has consistently been rated as one of the best in Texas.

Commercial activity within the neighborhood is established along Bee Caves Road, Loop 360, and MoPac Boulevard.  Bee Caves Road is the area’s main artery for access to downtown and local shopping.  Small freestanding retailers interspersed with a few community centers dominate the area along Bee Caves Road.  Community retail centers along Bee Caves Road include:  Westwood Shopping Center (a 200,000 sf center at the corner of Bee Caves Road and Walsh Tarlton Lane), Westbank Market (opened in 1989 and anchored by Randall’s), The Forum Shopping Center (located at Bee Caves Road and West Lake Drive), and the Village at Westlake (a 220,000 sf center at the southeast corner of Bee Caves and Loop 360 built in 1996).  At Loop 360 and MoPac Boulevard is Barton Creek Square Mall.  With 1,331,788 sf and approximately 190 stores, Barton Creek Square is the largest regional mall in Austin.  Two Dillard’s stores, Foley’s, J.C. Penney, and Nordstrom’s are the primary anchors in this mall.

Commercial activity along Loop 360 consists of several first class suburban office buildings.  Commercial development along Loop 360 has been the most rapidly developed suburban office market in the Austin area over the last five years.  Zoning codes and environmental constraints designed to preserve the scenic character impacted the size of the buildings and influenced the landscaping as well.  Commercial buildings are limited by floor area ratios which decrease as site slopes increase and must observe a 75 foot setback from Loop 360.  Watershed ordinances designed to protect natural resources restrict the amount of development allowed on a site.

Range of Sales and Rentals

In this area, the single-family residences are a mixture of predominately owner occupied homes and a few rental houses scattered throughout the neighborhood.  Sales prices for single-family homes range from $250,000 to well over $1,000,000, according to which section of the neighborhood is desired.  Age of area homes varies from new to 50 years, with the tendency being approximately 10 to 20 years.  Rental prices of single and multi-family housing ranges from $950 per month for multi-family, to as high as $7,500 per month for some of the larger luxury homes.  Although sales and rental rates generally fall within these ranges, exceptions may be found scattered throughout the area.

The distribution of sales and rents among commercial properties indicates higher costs along most of the major arterials, Loop 360, MoPac (Loop I), and Bee Caves Road.  As might be expected, a transition from the top end of the market to the lower end can be found as one moves from the properties located on major arterials to secondary arterials and collector streets.

Land prices in the neighborhood range from as low as $1.50 per square foot for large tracts to $25.00 per square foot for corner, pad, and retail sites in a shopping center.  Office and retail lease space typically ranges from $15.00 to $30.00 per square foot per year, with the tenants paying most of the operating expenses for retail space and a division of both gross and net leases for office product.

Life State and Trend of Neighborhood

In analyzing the life state and trend of a neighborhood, the appraiser must determine which life cycle applies to the neighborhood.  A neighborhood’s life cycle usually consists of one of the following stages:

                1.  Growth - a period during which the neighborhood gains public favor and acceptance

                2.  Stability - a period of equilibrium without marked gains or losses

                3.  Decline - a period of diminishing demand

                4.  Revitalization - a period of renewal, modernization, and increasing demand”

(From The Appraisal of Real Estate, Appraisal Institute, 2001)

The current market indicates moderate growth.  Residential and retail construction is relatively strong in the area.  Office construction has been limited to primarily mixed-use in retail developments.  High vacancy rates have had a detrimental effect on office construction throughout the Austin area.

Extent of Neighborhood Development

The area is approximately 60% developed.  Single-family homes account for the majority of development.  The remainder of the neighborhood is developed with office and retail space and public land uses.  The retail space includes regional, community, and neighborhood retail centers, grocery stores, restaurants, and specialty shops.

Most Probable Source of Financing

The predominant sources of financing for recent sales of residential properties are primarily by banks, savings banks, a variety of mortgage lenders, and owner financing.  The most probable sources of financing for commercial properties are from local and out-of-town banks, savings banks, mortgage companies, insurance companies, and retirement funds.

Location and Accessibility of Neighborhood

The center of the subject neighborhood is located approximately four miles west of the Austin Central Business District (CBD).  The neighborhood has fair east/west access with Bee Caves Road, MoPac Boulevard, and Red Bud Trail.  Bee Caves Road winds through West Lake Hills and tends to slow down traffic because of traffic signals and sharp turns.  North/south access is provided by Loop 360, MoPac Boulevard (primarily after it leaves the neighborhood), Westlake Drive, and Walsh Tarlton Lane.

Planning, Zoning and Restrictions

The subject neighborhood lies within four different government entities:  the cities of West Lake Hills, Rollingwood, and Austin, and part of Travis County.  Therefore, it must comply with various planning and zoning restrictions.  The distribution of present zoning restrictions within the neighborhood is reflected by present land uses.  Commercial zoning is predominant along the major thoroughfares; while, residential zoning is primarily found one to two blocks off these primary and secondary roadways.

Adequacy of Utilities

The City of Austin supplies electricity, water, and wastewater service to part of the neighborhood.  Water service is provided to a portion of the area by Travis County Water Control and Improvement District No. 10.  Portions of the neighborhood use septic systems for wastewater disposal.  Natural gas is provided by Texas Gas Service.  Telephone service is provided by SBC.

Detrimental Influences, Nuisances and Hazards

Detrimental influences, nuisances, and hazards in the subject neighborhood would appear to be linked to transportation and vehicular congestion along the more heavily traveled streets and freeways.  Endangered species, such as the Black-capped Vireo or Golden-Cheeked Warbler, which may be present in some isolated habitat niches of the neighborhood, can in some cases, substantially restrict new development.

Conclusion

The subject neighborhood is well located with respect to major traffic thoroughfares as well as the major economic and social centers of Austin.  Convenience to neighborhood shopping centers, restaurants, small retail operations, and the downtown Central Business District is good.

The residential development within the general area has been one of the more rapidly developing suburban areas of the Austin metropolitan area.

Property Analysis

PROPERTY HISTORY

Ownership & Sale Price History

The owner of record is PGI Equity Partners LP, as recorded on July 3, 2003 in Document No. 2003159020 of the Official Public Records of Travis County.  The subject property was purchased from The Most Reverend Gregory M. Aymond, Bishop of the Diocese of Austin, and His Successors in Office under a Special Warranty Deed with Vendor’s Lien in the amount of $1,950,000.  The total purchase price was not reported.  This lien was released on July 9, 2003 with the execution of a Deed of Trust of the same date.  On October 23, 2003 in Document No. 2003251545, a Deed of Trust was recorded showing PGI Equity Partners granting to American Bank of Texas a lien in the amount of $3,200,000.

Prior to the above transactions, the subject property had been owned Catholic Diocese of Austin and utilized as the St. John Neumann Catholic Church since the 1970’s.  Since the purchase in 2003, the subject improvements have been completely renovated and converted to a bank with drive-through facility and an adjacent office building (bank executive offices).

The subject property is not currently listed for sale.

PROPERTY ASSESSMENT AND TAXATION

The Travis Central Appraisal District indicates the subject is identified as Parcel ID No. 01-1115-0313-0000 containing 2.837 acres with 15,851 square feet of improvements.  It should be noted that the lease documents indicate a Net Rentable Area (NRA) of 15,400 sf.  This NRA has been used in this report for building area.  The 2007 assessed value for the subject is shown to be $2,404,134.  This assessed value is a slight (1%) decrease from the 2006 assessed value of $2,426,907.  The 2005 assessment was $2,176,336 and the 2004 assessment was $1,146,000.  Prior to 2003 the subject was owned and utilized as a church and was tax exempt.  The chart below reflects the 2007 assessment and 2006 tax rates since the 2007 rates have not been published as of the date of this report.

2007 Assessed Value	$2,404,134
Net Rentable Area	15,400	SF

	2006
Jurisdiction Name	Tax Rate	Taxes
Eanes ISD	1.5625	$37,564.59
Travis County	0.4499	$10,816.20
City of Westlake Hills	0.0534	$1,283.81
Travis County Healthcare Dist.	0.0734	$1,764.63
WCID#10	0.0463	$1,113.11
Travis County ESD#9	0.0800	$1,923.31

	2.2655	$54,465.66
		$3.54	/sf of NRA

SITE ANALYSIS

This section serves as a general description and assessment of the subject sites.  Information in this section was taken from a physical inspection of the property, data provided by the client, and public records.  A Survey, TCAD Plat Map, and a Floodplain Map are located at the end of this section.

Property Location & Identification

Orientation:  The property is located on the south side of Westlake Drive and the north side of Reveille Road at their intersections with Bee Caves Road.  The property has good exposure from Westlake Drive, Reveille Road, and Bee Caves Road.

Address:  The subject’s address is 101 Westlake Drive, West Lake Hills, Texas, 78746.

Physical Characteristics

Size:  According to the Travis Central Appraisal District, the site is approximately 2.837 acres or 123,580 square feet.

Shape & Dimensions:  Irregular (See plat map for shape and dimensions)

Topography & Vegetation:  The site is basically level and is at grade with Westlake Drive, Reveille Road, and Bee Caves Road.  The site is covered with grass and native oak trees.  The area around the building and parking areas is professionally landscaped.

Soil Conditions & Drainage:  A soil survey was not provided to this office.  However, based on an examination of surrounding properties, there appear to be no soil problems.  Drainage appears adequate; and, according to the survey, there is a drainage easement located on the 0.347-acre tract conveyed to the City of West Lake Hills adjacent to the subject tract in the northeast section along Westlake Drive.

Flood Hazard:  FEMA Map 480624 0205E, dated June 16, 1993, does not show any of the subject property being within a 100-year floodplain.  This appraisal assumes the property is not within a 100-year floodplain.

Utility of Site:  The topography does not appear to create any atypical development problems.

Surrounding Roadways, Access & Exposure

Frontage:  The site has approximately 285 feet of frontage on Westlake Drive, approximately 380 feet of frontage on Reveille Road, and approximately 295 feet of frontage on Bee Caves Road.

Streets:  Westlake Drive is a two-lane, asphalt-paved roadway with a center divider at its intersection with Bee Caves Road.  Reveille Road is also a two-lane roadway. Bee Caves Road is a four-lane, asphalt paved roadway with a center turn lane.

Traffic Patterns:  Bee Caves Road has a traffic count of approximately 21,000 cars/day.  Published traffic count information is from a 2005 traffic volume report prepared by the Texas Department of Transportation (TxDOT).

Access:  Ingress and egress is via curb cuts on Westlake Drive and Reveille Road.  No access is permitted from Bee Caves Road.

Exposure:  The site has good exposure to vehicular traffic.

Utilities & Public Services

Utilities:  Public electricity is available from the City of Austin. Water, and wastewater service is available from the Lower Colorado River Authority (LCRA).  Telephone service is available from SBC.

Police & Fire Protection:  The City of West Lake Hills provides fire and police protection.

School District:  The subject is located within the Eanes Independent School District.

Easements & Encroachments

A current survey of the subject property was provided and the appraiser did not observe any obvious signs of adverse easements on the property.  The appraiser assumes for purposes of this report that the property is not encumbered with adverse easements.

Zoning & Restrictions

Deed Restrictions:  The subject is not known to be encumbered with any atypical deed restrictions.

Development Codes & Zoning:  The property is located within the corporate city limits of West Lake Hills and must conform to the city’s land development code.  The development code stipulates permitted uses and gives specific site development regulations for land within the city.  The subject site is zoned “B-1” (Business 1 District).

The “B-1” district is intended to provide sites for quiet, low-density retail businesses providing goods and services (with merchandise contained within the building or enclosure approved for such use, except for florist or garden shops and nurseries or greenhouses, where live vegetation may be kept outdoors) to meet the needs of the residents of the city in a manner and on a scale that is in harmony with the semi-rural character of the community.  Under this zoning designation, uses allowed under the “O” (Professional and Business Office) district uses are also permitted.  This zoning permits the following uses, provided there are no nuisance factors:

Those uses permitted in O districts, which includes banks established prior to May 1, 2005; Antique shops; Arts and crafts supply stores; Bakery; Barbershop or beauty shop; Book or stationery store; Carpeting, floor covering and rug store; China or glassware shop; Clothing or shoe store; Confectionary store;  Delicatessen or catering service; Fine arts and crafts gallery; Florist or garden shop; Gift shop; Ice cream parlor; Jewelry shop; Laundry and dry cleaning substation, with no actual cleaning work being performed on the premises except by special use permit in the B-3 district only; Nursery or greenhouse; Optical goods store; Pool supply and service; Seamstress, dressmaker or tailor shop; Studio for art, dance, drama, music, martial arts, photography or interior decorating; Tobacco shop; Toy store (5,000 square feet maximum floor area); Accessory structures and uses customarily incidental to any of the uses permitted under this subsection provided they are specifically requested by the applicant and approved by city council.  Under this zoning designation the subject is a permitted use.

Surrounding Uses

The subject is located on a primary arterial in the neighborhood with surrounding uses being primarily commercial with a mixture of retail centers and small office buildings.  Residential uses are located to the east of the subject.

Potentially Detrimental Conditions

Environmental Conditions:  No adverse environmental conditions or nuisances (e.g. smoke, dust, noise, vibration) and no surrounding land incompatibilities, negatively affecting the subject property, were noted.

Hazardous Materials & Waste:  No environmental site assessment was provided.  Because this assessment is beyond the scope of the report and the appraiser’s expertise, the site is assumed to be free of all potentially detrimental hazardous waste and materials.  The appraiser noticed no obvious evidence of hazardous waste.

Natural, Cultural, Recreational, Or Scientific Value

There is no known special natural, cultural, recreational, or scientific value associated with the subject property.

Disclaimer

The appraiser makes no warranties, implied or expressed, regarding flood hazard, soil conditions, adverse environmental conditions, hazardous waste or materials, or detrimental easements and encroachments.  The appraiser’s opinion should not be considered the final authority and should not, under any circumstances, take the place of a professional engineering study, survey, and title search.

Survey

BUILT OF LOT 1A, AMENDED
PLA WESTLAKE CENTRUM SUBDIVISION
VOLUME 95 PAGE 10-11
TRAVIS COUNTY, TEXAS
CURVE TABLE
LINE TABLE
L1
L2
(L1)
(L2)
(S59°09'00"E)
S59°08'21"E
177.81'
177.80'
84.84'
DRAINAGE EASEMENT
LOT 5
RESUB OF LOT 11, BLOCK A
JOE SMITH SUBDIVISION
BOOK 32 PG. 22
LOT 6
370.60'
370.19'
Telephone box on 4'x 4' concrete
Telephone Junction box
LOT 1A
AMENDED PLAT OF WESTLAKE
CENTRUM SUBDIVISION
84.99'
147.97'
(147.95')
S29°53'09"W
(S29°47'59"W)
62.98'
Dumpster pad
SCALE: 1" = 30'
WESTLAKE DRIVE
(N23°59'14"E)
N23°59'14"E
Telephone Junction box
Asphalt Drive & Parking
40' Building Line
50' Building Line
LOT 2A
AMENDED PLAT OF WESTLAKE
CENTRUM SUBDIVISION
VOL. 95 PG. 10-11
(S59°07'17"E)
S59°01'29"E
176.31'
176.33'
Water meter
Electric manhole
Clean-outs
BRICK BUILDING
Clean-outs
A/C units
Gas meter
Asphalt Drive & Parking
138.18'
(S29°48'09"W)
N02°38'55"W
74.51'
(N03°09'46"W
74.54')
PVC - Sewer connection
Water valve
BRICK BUILDING
Septic tanks
PVC caps
50' Building Line
F. M. 2244 (BEE CAVE ROAD)
Traffic signal box
C1
REVEILLE ROAD
236.96'
(S29°49'36"W
Edge of Asphalt
L1
URVEYED BY:
Thomas Dodd – R.P.L.S. No. 1882
CARLSON, BRIGANCE, & DOERING, INC.
3401 Slaughter Lane West
Austin, Texas 78748
Ph: (512) 280-5160 Fax: (512) 280-5165
Carlson, Brigance & Doering, Inc.
Civil Engineering • Surveying
3401 Slaughter Lane West • Austin, Texas 78748
PH: (512) 280-5160 • FAX: (512) 280-5165

Plat

AMENDED PLAT
OF
WESTLAKE
CENTRUM
SUBD
1A
2A
WESTLAKE
REVIELLE
ROAD
RESUB. OF LOT 11
BLK. A
JOE SMITH SUB
A
AMENDING
OF LOTS 15
JOESMITH RESUB
37 - 39, & WEST 1/2
16A
LOT 40
BARTON SPRINGS
(1.529 A)

Flood Plain Map

InterFlood
by a la mode
www.interflood.com • 1-800-252-6633

Prepared for:
American Realty

101 Westlake Dr
West Lake Hills, TX 78746-5825

SUBJECT
FLOODSCAPE
Flood Hazards Map
Map Number
48453C0205E
Effective Date
June 16, 1993
For more information about flood zones and flood insurance, contact:
Powered by FloodSource
877.77.FLOOD
www.floodsource.com
ZONE X
ZONE AE
ZONE A
LIMIT OF STUDY
100 YEAR FLOOD CONTAINED IN CULVERT
FM 2244
RM205.16
RM205.13
BEE CAVE
WESTBANK
CITY
HILLS
LAS LOMAS COURT

© 1999-2007 SourceProse and/or FloodSource Corporations. All rights reserved. Patents 6,631,326 and 6,678,615. Other patents pending. For Info: info@floodsource.com.

IMPROVEMENT ANALYSIS

This section serves as a general description and assessment of the subject improvements.  Information in this section was taken from information provided by the client, public records, and the appraiser’s inspection of the property.  A floor plan and photographs of the improvements are at the end of this section.

General Description

Type & Class:  The subject is characterized as excellent Class “C” office/bank structure based on the Marshall & Swift construction classification.  Class C refers to a construction category and not to a leasing quality rating.

Year of Construction:  The subject was built in the 1950’s as the West Lake Hills Presbyterian Church.  In the 1970’s the building was purchased and utilized as the St. John Neumann Catholic Church.  A new church was recently completed in a nearby location, and the old facility (subject) became available to the general market.  The current owners had the improvements completely renovated in 2003-2004; and, as a result, the effective age is considered to be similar to recent construction with an overall effective age of 4 years.  This effective age takes into account the overall age of the original structure and its recent renovation.

Size:  According to the building plans provided to the appraiser, the subject consists of two buildings containing approximately 4,820 square feet and 10,477 square feet for a total of 15,297 square feet of gross building area.  The Travis Central Appraisal District records indicate the gross building size to be 15,851 square feet.  However, as stated earlier in this report, the net rentable area is indicated to be 15,400 square feet by long-term lease.  We have utilized the 15,400 square feet of net rentable area in our report.

Number of Buildings and Stories:  As mentioned above, the subject consists of two buildings connected by a covered walkway.  The bank building contains approximately 4,820 square feet and is a one-story building.  This building had previously been the Sanctuary, and the lobby area has a central interior ceiling height of approximately 35-40 feet.  The adjoining office building contains approximately 10,580 square feet and is a one and two-story building with eight-foot ceilings.

Exterior Description

Foundation:  Reinforced concrete slab and footings.

Structural Framing:  Steel frame.

Walls & Facade:  Brick and stone veneer and stucco siding.

Doors:  Metal and metal frame with glass.

Windows:  Single pane glass in metal frames.

Roofing System:  Standing-seam metal roof.

Insulation:  Assumed to be to city code.

Interior Description

Framing:  Wood studs.

Walls:  Painted sheetrock.

Doors:  Solid core wood.

Flooring System:  Carpet in most areas.  Slate tile in the bank lobby entry and restrooms.

Ceiling System:  Suspended acoustical tile.

Finish-out:  The 4,820 sf bank building has an interior finish that includes wood ceilings, decorative lights on wood columns, vault, bank drive-through teller station, a stained glass window, and typical high-end office finish with carpeted floors, wood trim, and solid wood doors.  The adjoining office building has typical office finish with carpeted floors, wood trim, and wood doors.

Mechanical, Electrical & Plumbing Systems

Plumbing:  All plumbing is assumed to comply with city code.

Heating, Ventilation & Air-conditioning:  Central heat and air.

Electrical & Data Systems:  The electrical is assumed to be to code

Lighting:  There is recessed fluorescent lighting in all office areas.

Sprinkler & Fire Protection Systems:  Assumed to be to code.

Elevators:  None.

Site Improvements

Parking & Drives:  Asphalt drives and parking.  The subject has approximately 60 open surface parking spaces or a parking ratio of 1 parking space for every 255 sf of GBA.  The subject’s parking ratio is considered good for this type of development.  Additionally, there is a two-lane bank drive-through facility in the front of the building.

Quality, Condition & Functionality

Quality of Construction:  Overall, the construction quality is considered good.

Condition of Improvements:  The subject building was originally built as the West Lake Hills Presbyterian Church consisting of the Sanctuary and Education/Administration building.  The current owners have performed a complete renovation on the buildings; and, as of the effective date of this report, the building is considered to be in excellent condition with an overall effective age of 4 years.

Functionality:  The layout and design of the improvements are assumed to be functionally adequate for an office/bank building.  The appraiser has noted a trend in banking facilities whereby retail bank and administration/lending functions are separated — sometimes by the employment of two adjacent buildings such as the subject.  This design functions well for its use as a bank.

Conformity to Zoning, Development Restrictions & Surrounding Uses

It is assumed that the improvements conform to local zoning and development ordinances.  Based on our inspection of the immediate neighborhood, the improvements are compatible with surrounding land uses.

Natural, Cultural, Recreational, Or Scientific Value

There are no known aspects of the subject site that currently indicate special natural, cultural, recreational, or scientific value, nor are there aspects that are expected to contribute special value.

Site Plan & First Floor Plan

DO NOT ENTER
ONE-WAY
BYPASS LANE
FIRE LANE
DO NOT ENTER

2nd Floor Plan

SUBJECT PHOTOS

                Front View of Subject Bank Building

                Front View of Subject Office Building

                View of Entrance — Bank Lobby to the Left and Office Area to the Right

View of Entrance to Subject from Westlake Drive

                Interior View of Bank Lobby Area

                Interior View of Bank Lobby Area

                View of Office in Bank Building

                View of Conference Room in Bank Area

                View of Bank Drive-through Lanes

                View of Rear of Subject Bank Building

                Typical Street Scene on Westlake Drive Looking Toward Bee Caves Road

                Typical Street Scene on Bee Caves Road Looking Toward Westlake Drive

                Typical Street Scene on Reveille Road — Subject on Left

HIGHEST & BEST USE ANALYSIS

HIGHEST & BEST USE

Highest and best use is a basic premise of value.  As with value, highest and best use is not an absolute fact; it reflects an appraiser’s opinion of the best use of the property based on an analysis of prevailing market conditions.  The term highest and best use, as used in this report, is defined as, “The reasonably probable and legal use of vacant land or an improved property, that is physically possible, legally permissible, appropriately supported, financially feasible, and that results in the highest value.” (The Appraisal of Real Estate, 12th Edition, 2001, Appraisal Institute)

Analysis of the Site as Vacant

Physically Possible Uses:  The physical characteristics of a site can affect the uses to which it can be put.  These characteristics can include size, location, shape, topography, floodplain, easements and utility availability.

As discussed in the Site Analysis section, the subject property is located at the intersection of Westlake Drive and Bee Caves Road.  The subject site contains 2.837 acres, has access to all utilities, is not located in a floodplain, and is situated in a rapidly developing commercial part of the city.  No adverse easements or encroachments were observed.  Overall, the physical attributes of the site do not appear to be constraining in terms of the site’s potential highest and best use.  Based on the site’s physical characteristics, it is our opinion that the site could be developed with a wide variety of uses.

Legally Permissible Uses:  Legal restrictions, as they apply to the subject, stem mainly from the public restrictions of the city’s zoning and building codes.  The subject is in the city of West Lake Hills and is zoned “B-1” (Business 1 District).  “B-1” zoning is designed predominantly for commercial activities and is generally incompatible with industrial and residential use.  It is concluded that most types of commercial or civic uses would be legally feasible for the site.

Financially Feasible Uses:  In determining the feasibility of the site, we have prepared an analysis of the Austin and Southwest (SW) submarket that includes the subject neighborhood.  An office use was considered the most probable highest and best use for the property given its commercial zoning, traffic exposure, and surrounding office developments.

A recent office survey, referred to as The Source, prepared as of mid-year 2007, by Commercial Industrial Properties (a well known and respected local brokerage company), showed the total Austin office market citywide to have an occupancy rate of 85%.  Citywide quoted rental rates are showing an average of $27.42/sf on a full service basis (Class “A” - $30.66/sf and Class “B” - $22.78/sf).  Average citywide rental rates rose $3.26/sf from year-end 2006.  The CBD has maintained the highest rental rates with averages at $35.01/sf followed by the NW sector at $29.20/sf.

The 2007 mid-year survey showed the SW market segment, which encompasses the subject neighborhood, to have an effective occupancy rate of 90%, which is higher than the overall citywide rate of 85%.

Rental rates in the SW submarket as of mid-year 2007 indicated an average of $27.01/sf (Class A - $28.65/sf and Class B - $23.09/sf).

The chart on the following page, provided by CoStar Group, indicates the vacancy and absorption trends and forecast for the SW submarket.

Therefore, it is our opinion that, at the present time, a small office and/or bank development would be feasible on the subject property.

Maximally Productive:  A determination must be made as to the maximal productive use of the site.  A development at this time is believed likely to be economically feasible for certain office projects, specifically a small office or bank development.

Analysis of Site as Improved

The subject site, as of the date of the appraisal, is improved with a 15,400 square foot bank/office building on approximately 2.837 acres of land.  The improvements are in agreement with the highest and best use conclusion of the site as vacant.  Research has indicated that the rental rates, which the subject property, as improved, could command within an open market, do yield a net operating income which, when capitalized, exceeds the estimated land value.  A rational investor would not remove the existing subject improvements in favor of new improvements.  Additionally, demand for improvements similar to the subject is strong and is expected to remain so for some time.  Therefore, it is our opinion that the subject improvements represent the highest and best use of the site as improved.

THIRD QUARTER 2007 – AUSTIN

Austin Office Market

SOUTHWEST MARKET

MARKET HIGHLIGHTS – CLASS "A, B & C"

Deliveries, Absorption & Vacancy Historical Analysis, All Classes

Delivered SF
Absorption SF
Vacancy
Millions SF
Percent Vacant
0.200
0.150
0.100
0.050
0.000
(0.050)
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2004 1q
2004 2q
2004 3q
2004 4q
2005 1q
2005 2q
2005 3q
2005 4q
2006 1q
2006 2q
2006 3q
2006 4q
2007 1q
2007 2q
2007 3q

Source: CoStar Property®

Vacant Space

Historical Analysis, All Classes

Direct SF
Sublet SF
Millions SF
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
2006 1q
2006 2q
2006 3q
2006 4q
2007 1q
2007 2q
2007 3q

Source: CoStar Property®

Quoted Rental Rates

Historical Analysis, All Classes

Dollars/SF/Year
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
2006 1q
2006 2q
2006 3q
2006 4q
2007 1q
2007 2q
2007 3q

Source: CoStar Property®

Period	Existing Inventory		Vacancy		Net	Delivered Inventory		UC Inventory		Quoted
	# Bldgs	Total RBA	Vacant SF	Vacancy %	Absorption	# Bldgs	Total RBA	# Bldgs	Total RBA	Rates
2007 3q	303	7,598,746	800,382	10.5%	134,941	2	172,000	19	1,737,670	$34.86
2007 2q	301	7,426,746	763,323	10.3%	(23,039)	4	187,788	20	1,879,610	$34.63
2007 1q	297	7,238,958	552,496	7.6%	67,059	2	18,560	19	1,689,105	$35.12
2006 4q	295	7,220,398	600,995	8.3%	105,592	3	140,267	15	983,021	$26.99
2006 3q	292	7,080,131	566,320	8.0%	166,381	3	96,484	18	1,123,288	$26.52
2006 2q	289	6,983,647	636,217	9.1%	107,876	2	40,800	15	805,099	$25.48
2006 1q	287	6,942,847	703,293	10.1%	44,115	3	40,000	13	519,111	$24.45
2005 4q	284	6,902,847	707,408	10.2%	92,385	1	9,000	9	267,551	$21.67
2005 3q	283	6,893,847	790,793	11.5%	167,338	6	58,120	6	155,284	$20.89
2005 2q	277	6,835,727	900,011	13.2%	41,965	2	20,000	10	125,920	$19.81
2005 1q	275	6,815,727	921,976	13.5%	(13,873)	2	22,497	9	102,800	$19.54
2004 4q	273	6,793,230	885,606	13.0%	(3,690)	0	0	8	82,497	$19.08
2004 3q	273	6,793,230	881,916	13.0%	127,802	2	82,477	3	42,497	$18.90
2004 2q	271	6,710,753	927,241	13.8%	59,890	0	0	4	122,474	$18.36
2004 1q	271	6,710,753	987,131	14.7%	140,490	1	28,627	3	102,477	$18.32
2003 4q	270	6,682,126	1,098,994	16.4%	331,193	2	49,220	4	131,104	$18.10

Source: CoStar Property®

valuation analysis—sales comparison approach—improved

SALES COMPARISON APPROACH - IMPROVED

The sales comparison approach has first been applied to the subject “as improved” in this section and then in the following section “as vacant” (land value).  The sales comparison approach for improved properties is a process of comparing actual improved comparable sales and available listings to the subject.  The market data is compared to the subject on the basis of significant characteristics exhibited in the subject property that influence value, and adjustments are made to the comparables for physical and functional differences to make them equal to the subject.  Characteristics generally analyzed and considered for adjustments include property rights conveyed, unusual buyer/seller motivation, special financing, location, size, quality, age/condition and occupancy.  Because the adjustments, whenever possible, are market derived, the desires and actions of typical buyers and sellers are reflected in the comparison process.

There are various units of comparison available for use in the comparative evaluation of market data in this analytical approach.  The two units of comparison used frequently for commercial developments are the sale price per square foot and effective gross income multiplier (GIM).

The sale price per square foot unit of comparison is typically expressed in terms of net rentable area (NRA) and derived by dividing the sale price by NRA.  Unadjusted sale prices of comparable properties can then be adjusted to account for their differences with the subject property.  An indicated value/sf for the subject can then be reconciled from the adjusted comparables and applied to the subject’s NRA to indicate a total property value.

The gross income multiplier is derived by dividing sale price by annual gross income.  This unit of comparison is less reliable in times of rapid fluctuations in rents, vacancies, and operating expenses.  When expenses are increasing and rents are stabilized, sales will reflect a decrease in the GIM.  This situation is caused by the adverse effect on the net income stream.  The reverse will occur when rents are increasing and expenses are stabilized.

The market data that follow are analyzed by both units of comparison, and a final value estimate “as improved” is reconciled from both estimates.

Market Data - Improved Sales

A detailed market investigation was made in order to locate recent sales, contracts, or listings of bank properties in the Austin area which were considered more or less similar to the subject property.  As indicated, the subject is an office/bank building that is basically 100% owner occupied.  We identified a number of transactions that appeared to provide a reasonable prospect of comparison with the subject’s improvements.  However, these sales were rejected as they were either purchased for land value in a change in use or the purchase was basically for shell building to convert to a new use.  Ultimately, due to a lack of local bank building sales, office sales were also considered.  The five sales utilized in our analysis ranged in closing date from May 2005 to March 2007.  The sales chosen were felt to be most comparable to the subject based on location, quality of construction/design, effective age and/or condition, and interior finish.

Additionally, we looked at bank sales from other metropolitan areas in Texas as a means of comparison to the subject as further support for our concluded value.  A market data location map and market data sheets outlining the pertinent recording information and physical data for each of the sales are on the following pages.

Whenever possible, the terms of the sales were confirmed by a party involved in each transaction.  In some instances, verification was not possible from a party that was willing to publicly verify the data but was willing to verify the conditions of the sale on a confidential basis.  Details on each sale verified are maintained in office files including the source of confidential information.

This information is only included in our reports when the highest degree of confidence in the reliability of the source is believed.  Generally, we have found these confidential sources to be the most reliable verifications, frequently coming from closing statement information and direct involvement in the transaction.

Improved Sales Map

SALE 1
SALE 2
SALE 3
SALE 4
SALE 5
SUBJECT
Cedar Park
Round Rock
WILLIAMSON
Jollyville
Pflugerville
TEXAS
West Lake Hills
Rollingwood
Austin
Zilker Park

OFFICE SALE NUMBER 1

SALE SUMMARY

Date:	3/02/2007

Size:	27,154	SF

YOC	1980

Occupancy:	100%

Sales Price:	$3,563,560

Price/SF:	$131.24

OAR:	9.8%

GIM:	9.4	x

Bank One Round Rock

PROPERTY IDENTIFICATION

Property Type	:	Multi Tenant Low Rise(1 - 3 sty)
Address	:	1111 N. IH-35, Round Rock, Williamson County, TX, 78664
Location	:	Northbound frontage road of IH-35, just north of intersection of IH-35 frontage road and US Hwy 79
City Sector	:	RR Sector
Tax ID Number	:	R-16-5048-000A-0002 & R-16-5105-0000-0001
Legal Description	:	Land in Round Rock Center 2 & Lot 2, Reddy Addn., Williamson County, TX

RECORDING INFORMATION

Sales Date	:	3/02/2007
Volume/Page	:	2007017269
Grantor	:	PB Round Rock 1; Peter Barlin
Grantee	:	BKRX, Ltd. (80%), Kilikina, Ltd. (5%), J.M. Gahr (7.5%) & Thomas M. Beall (7.5%)

PROPERTY INFORMATION

Gross Building Area	:	27,154 SF
Net Rentable Area	:	27,154 SF
Number of Buildings	:	1
Number of Stories	:	2
Occupancy	:	89.5%
Year of Construction	:	1980

Site Description
Land Size (SF/Acres)	:	84,698 SF / 1.94 Acres
Shape/Topography	:	Rectangular/Level
Zoning	:	C-I, Round Rock
Frontage	:	300’ on IH 35
Flood Hazard Areas	:	No

Improvements Description
Exterior Walls	:	Limestone
Roof	:	Tile
Condition	:	Average
Parking	:	1:330

TRANSACTION DATA

Sales Price	:	$3,563,560
Price/SF	:	$131.24/sf
Cash Equiv. Price	:	$3,563,560
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	420 days

PROFORMA VALUATION GUIDELINES

STABILIZED INCOME/EXPENSE PROFORMA

Total Net Rentable Area (SF):	27,154
Sale Price:	$3,563,560
			Per SF of
			Total NRA
Potential Gross Rent	$14.00	$380,156	$14.00
Less Vacancy & Collection Loss:	5%	$(19,008)	$(0.70)
Reimburable Expenses (Net Lease Basis)		$171,287	$6.31
Effective Gross Income		$532,436

Less Expenses:
Expenses (Tx,Ins,CAM,Mgt)	$6.64	$(180,303)	$(6.64)
Non-Reimbursable Expenses ($ per SF):	$0.10	$(2,715)	$(0.10)
Total Operating Expenses:		$(183,018)	$(6.74)

Net Operating Income:		$349,418	$12.87

Overall Rate (OAR):		9.8%
Potential Gross Rent Multiplier (PGRM):		9.4

REFERENCE

Database Record	:	Office Record 1074
Comps Record Number	:	WMC-34279-05-0320
Map Page/Grid	:	376 / U M43
Source of Sale	:	Peter Barlin - Grantor
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	10/17/2007

American Realty Corporation —	(512) 477-1312
Fax(512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

OFFICE SALE NUMBER 2

SALE SUMMARY

Date:	9/13/2006

Size:	13,684	SF

YOC	1998

Occupancy:	100%

Sales Price:	$2,736,800

Price PSF:	$200.00

OAR:	6.2%

GIM:	9.5	x

New England Financial Bldg

PROPERTY IDENTIFICATION

Property Type	:	Low Rise Multi-Tenant Building
Address	:	1044 Liberty Park Dr., Austin, Travis County, Tx, 78746
Location	:	W/s of S. Mopac, south of Bee Caves Rd.
City Sector	:	SW Sector
Tax ID Number	:	01-0511-0503-0000
Legal Description	:	Lot 1, Blk A, Treemont Center, Travis County, TX

RECORDING INFORMATION

Sales Date	:	9/13/2006
Volume/Page	:	2006180150
Grantor	:	Liberty 2000 Investors, Ltd.
Grantee	:	1044 Liberty Park Drive, LLC

PROPERTY INFORMATION

Gross Building Area	:	13,684 SF
Net Rentable Area	:	13,684 SF
Number of Buildings	:	1
Number of Stories	:	2
Occupancy	:	100%
Year of Construction	:	1998

Site Description
Land Size (SF/Acres)	:	80,586 SF / 1.85 Acres
Shape/Topography	:	Irregular/Level
Zoning	:
Frontage	:	273’ on Liberty Park
Flood Hazard Areas	:	No

Improvements Description
Exterior Walls	:	Limestone Veneer
Roof	:	Gable - Composition Shingle
Condition	:	Good
Parking	:	1:311
Physical Comments	:	Two story multi tenant office building.

TRANSACTION DATA

Sales Price	:	$2,736,800
Price/SF	:	$200.00/SF
Cash Equiv. Price	:	$2,736,800
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	N/A

PROFORMA VALUATION GUIDELINES

STABILIZED INCOME/EXPENSE PROFORMA

Total Net Rentable Area (SF):	13,684
Sale Price:	$2,736,800
			Per SF of
			Total NRA
Potential Gross Rent	$21.00	$287,364	$21.00
Reimburable Expenses (Gross Rent Basis)		$0	$0.00
Total Potential Income		$287,364	$21.00
Less Vacancy & Collection Loss:	5%	$(14,368)	$(1.05)
Effective Gross Income:		$272,996	$19.95

Less Expenses:
Expenses (Tx,Ins,CAM,Mgt)	$7.50	$(102,630)	$(7.50)
Non-Reimbursable Expenses ($ per SF):	$0.10	$(1,368)	$(0.10)
Total Operating Expenses:		$(103,998)	$(7.60)

Net Operating Income:		$168,997	$12.35

Overall Rate (OAR):		6.2%
Potential Gross Rent Multiplier (PGRM):		9.5

REFERENCE

Database Record	:	Office Record 1187
Comps Record Number	:	1170648
Map Page/Grid	:	584 WG22
Source of Sale	:	Broker
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	10/17/2007

American Realty Corporation —	(512) 477-1312
Fax(512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

OFFICE SALE NUMBER 3

SALE SUMMARY

Date:	3/24/2006

Size:	11,764	SF

YOC	1985

Occupancy:	100%

Sales Price:	$1,821,000

Price PSF:	$154.79

OAR:	7.6%

GIM:	8.6	x

Sutton Building

PROPERTY IDENTIFICATION

Property Type	:	Mid Rise Multi-Tenant Building
Address	:	3321 Bee Caves Road, Austin, Travis County, TX, 78746
Location	:	W/S Bee Caves Road, at Bulian Lane
City Sector	:	W Sector
Tax ID Number	:	01-0913-1104-0000
Legal Description	:	Lot 3, Old Tarlton II, Travis County, TX

RECORDING INFORMATION

Sales Date	:	3/24/2006
Volume/Page	:	2006053224
Grantor	:	Sutton Building, Ltd.; Philip Spertus, Pres.
Grantee	:	FHS Austin, LP

PROPERTY INFORMATION

Gross Building Area	:	11,764 SF
Net Rentable Area	:	11,764 SF
Number of Buildings	:	1
Number of Stories	:	2
Occupancy	:	100%
Year of Construction	:	1985

Site Description
Land Size (SF/Acres)	:	47,045 SF / 1.08 Acres
Shape/Topography	:	Somewhat Rectangular/Level to slightly rolling
Zoning	:	LO
Frontage	:	38’ on Bee Caves Rd
Flood Hazard Areas	:	No

Improvements Description
Exterior Walls	:	Brick Veneer
Roof	:	Standing Seam Metal
Condition	:	Average
Parking	:	1:277
Physical Comments	:	The building was built in 1985 and renovated in 1993. There is a sign at the property.

TRANSACTION DATA

Sales Price	:	$1,821,000
Price/SF	:	$156.31/SF
Cash Equiv. Price	:	$1,821,000
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	90 days

PROFORMA VALUATION GUIDELINES

STABILIZED INCOME/EXPENSE PROFORMA

Total Net Rentable Area (SF):	11,764
Sale Price:	$1,821,000
			Per SF of
			Total NRA
Potential Gross Rent	$18.00	$211,752	$18.00
Reimburable Expenses (Gross Rent Basis)		$0	$0.00
Total Potential Income		$211,752	$18.00
Less Vacancy & Collection Loss:	5%	$(10,588)	$(0.90)
Effective Gross Income:		$201,164	$17.10

Less Expenses:
Expenses (Tx,Ins,CAM,Mgt)	$5.31	$(62,467)	$(5.31)
Non-Reimbursable Expenses ($ per SF):	$0.10	$(1,176)	$(0.10)
Total Operating Expenses:		$(63,643)	$(5.41)

Net Operating Income:		$137,521	$11.69

Overall Rate (OAR):		7.6%
Potential Gross Rent Multiplier (PGRM):		8.6

REFERENCE

Database Record	:	Office Record 1182
Comps Record Number	:	N/A
Map Page/Grid	:	583 Q
Source of Sale	:	Broker
Researcher Confirming	:	Michael P. Fisherman
Date of Research	:	1/18/2007

American Realty Corporationn —	(512) 477-1312
Fax(512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

OFFICE SALE NUMBER 4

SALE SUMMARY

Date:	5/10/2005
Size:	11,343 SF
YOC	2000
Occupancy:	100%
Sales Price:	$2,100,000
Price PSF:	$185.14
OAR:	7.2%
GIM:	12.8	x

Convergence Building

PROPERTY IDENTIFICATION

Property Type	:	Low Rise Multi-Tenant Building
Address	:	8121 Bee Caves Road, Austin, Travis County, Tx, 78746
Location	:	SE/corner of Bee Caves Rd. and Beardsley Ln.
City Sector	:	SW Sector
Tax ID Number	:	01-2130-0215-0000
Legal Description	:	Lot 1, Blk A, Replat of Peyton Brook at Rob Roy, Travis County, TX

RECORDING INFORMATION

Sales Date	:	5/10/2005
Volume/Page	:	2005083089
Grantor	:	Catalyst Development II LP
Grantee	:	TI Building Partnership

PROPERTY INFORMATION

Gross Building Area	:	11,343 SF
Net Rentable Area	:	11,343 SF
Number of Buildings	:	1
Number of Stories	:	2
Occupancy	:	100%
Year of Construction	:	2000

Site Description
Land Size (SF/Acres)	:	148,104 SF / 3.4 Acres
Shape/Topography	:	Irregular/Slightly sloping
Zoning	:	ETJ
Frontage	:	262’ on Bee Caves Rd & 380’ on Beardsley
Flood Hazard Areas	:	No

Improvements Description
Exterior Walls	:	Stucco and Stone
Roof	:	Gable - Composition Shingle
Condition	:	Good
Parking	:	1:252
Physical Comments	:	Two story stone and stucco office building with lower level covered parking. The buyer will be an owner/user.

TRANSACTION DATA

Sales Price	:	$2,100,000
Price/SF	:	$185.14/SF
Cash Equiv. Price	:	$2,100,000
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	60 days
Comments	:	As of 10/2007, this building is listed for sale for $2,995,000, or $264.04/sf

PROFORMA VALUATION GUIDELINES

STABILIZED INCOME/EXPENSE PROFORMA

Total Net Rentable Area (SF):	11,343
Sale Price:	$2,100,000

			Per SF of Total NRA
Potential Gross Rent	$14.52	$164,700	$14.52
Less Vacancy & Collection Loss:	5%	$(8,235)	$(0.73)
Reimburable Expenses (Net Rent Basis)		$59,267	$5.23
Effective Gross Income		$215,733	$19.02

Less Expenses:
Expenses (Tx,Ins,CAM,Mgt)	$5.50	$(62,387)	$(5.50)
Non-Reimbursable Expenses ($ per SF):	$0.10	$(1,134)	$(0.10)
Total Operating Expenses:		$(63,521)	$(5.60)

Net Operating Income:		$152,212	$13.42

Overall Rate (OAR):		7.2%
Potential Gross Rent Multiplier (PGRM):		12.8

REFERENCE

Database Record	:	Office Record 1156
Comps Record Number	:	TRC-00377-06-0520
Map Page/Grid	:	552 QD26
Source of Sale	:	Broker
Researcher Confirming	:	Comps Data Service
Date of Research	:	6/14/2005

American Realty Corporation—	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

Sale Price Per Square Foot Analysis

The following schedule is a summary of the sales presented on the preceding pages:

COMPARABLE SALES SUMMARY

No.	Project	Date of Sale	NRA (SF)	Percent Occupied	Price/SF	Y.O.C.	GIM	OAR
1	1111 N. IH-35, Round Rock	Mar-07	27,154	100%	$131.24	1980	9.60	9.80%
2	1044 Liberty Park, Austin	Sep-06	13,684	100%	$200.00	1998	9.50	6.20%
3	3321 Bee Caves Rd., Austin	Mar-06	11,764	100%	$154.79	1985	8.60	7.60%
4	8121 Bee Caves Rd., Austin	May-05	11,343	100%	$185.14	2000	12.80	7.20%

	Average		15,986		$167.79		10.13	7.70%

The above comparables were analyzed, and adjustments were made to make them equal to the subject.  Explanations of the adjustments are given in the following paragraphs.  An adjustment grid showing the adjustments made follows the narrative explanation of the adjustments.

Property Rights Conveyed & Conditions of Sale (Motivation):  This area of adjustment is for differences in property rights conveyed and special conditions or motivations that may have influenced the sale price.  The comparables’ property rights conveyed was equal or similar to that of the subject.  The buyers and sellers of the comparable properties also appeared typically motivated with no parties under undue stress.  No adjustments for differences in property rights conveyed or conditions of sale were necessary.

Atypical Financing (Cash Equivalency):  This area of adjustment is for market financing and terms.  It is necessary to determine if the consideration exchanged for the property represents the payment of cash or its equivalent.  Adjustments should be made for any financing felt to be favorable or unfavorable.  All comparables sold for cash or on market terms judged similar to cash.  No adjustments to the comparables for cash equivalency were necessary.

Market Conditions (Time Adjustment): In general, the market has been exhibiting signs of improvement over the past three to four years with rising rental rates and appreciating property values.  The comparables utilized in our analysis occurred between May 2005 and March 2007.  Our analysis indicates market conditions began showing signs of stabilization in early 2004 and by 2005 the market was showing definite signs of improvement, continuing up to early 2007.  Over the near term the market has shown signs of cooling led by the mortgage problems in the sub-prime market and having a “trickle-down” effect to other areas of the market.  After giving consideration to the available data, the appraiser has applied an upward adjustment for market conditions to the comparables of 6% per year (0.5% per month) from 2005 to 2007 and has not shown any adjustments for 2007.

Location/Access:  The subject is located on the southeast corner of Westlake Drive and Bee Caves Road in the heart of West Lake Hills.  This area is highly desirable with surrounding commercial uses and new commercial construction taking place along Bee Caves Road.  The subject has good access from both Westlake Drive and Bee Caves Road with excellent exposure.  Sale 4 is also located on Bee Caves Road at Beardsley Ln. with excellent exposure and access and did not warrant an adjustment.  Sale 1 is located on the northbound frontage road just north of the corner of the north bound frontage road of IH-35 and U.S. Hwy 79 in Round Rock.  An inspection of this sale indicated this site to be inferior to the subject site in access and exposure.  An analysis of Sale 1 with Sale 4 indicated an approximately 54% upward adjustment, rounded to 55% was warranted for Sale 1.  Sale 2 is located just off the southbound frontage road of MoPac Expressway in the subject’s submarket area.  An inspection of this sale indicated similar location characteristics as the subject and no adjustments were warranted.  Sale 3 is also located on Bee Caves Road however Sale 3 has only minimal exposure (37’) due to its access drive being the only exposure on Bee Caves Road.  An analysis of Sale 3 with Sale 4 indicated an approximately 25% upward adjustment was warranted for Sale 3.

Building Size:  The subject contains approximately 15,400 square feet.  The sales ranged from 11,343 sf to 27,154 sf.  Based on the economies of scale, a larger building will typically sell for less per square foot than a smaller building.  A guideline frequently used by appraisers for size adjustments is that a building’s price decreases or increases 5% to 10% for each doubling or halving in size.  From analysis of the data, the appraiser felt an adjustment of about 10% for each doubling or halving in size in comparison to the subject would be reasonable for the comparable sales.  Sales 2, 3 and 4 were considered to be too similar to the subject to apply a size adjustment.  Sale 1 (27,154 sf) was given an approximately 8% upward adjustment.

Quality of Construction/Appeal/Amenities:  This adjustment is for quality of construction and takes into consideration design, appeal, and amenities.  The subject is 100% bank and corporate offices for the holding company.   In addition to the corporate office finish, the bank operation finish also includes a two-lane drive-through facility.  The improvements on this site have a higher than typical finish and drive-through lanes.  This is reflected by the significantly higher rent on this portion of the subject.  Sale 1 was the sale of a bank/office building with a 3-lane bank drive-thru and did not warrant an adjustment.  An analysis of the added costs of construction for bank facilities by the Marshall & Swift Valuation Manual indicated a difference of approximately 35% between Class “C” good quality office and good quality bank buildings.  Since the subject’s bank portion is approximately 31% of the entire building, we have utilized an adjustment of 15% as being reasonable for Sales 2, 3 and 4 to reflect the subject building’s additional finish for its bank and drive-thru..

Effective Age/Condition:  The comparable improved sales were adjusted for age and condition of improvements based on the difference in their effective age at their time of sale divided by their total economic life as compared to that of the subject.

The subject buildings were originally built in the 1950’s as a church.  The current owners have completely renovated the buildings; and, as a result, the effective age is similar to recent construction.  We have estimated an effective age of four years with the building considered to be in good condition.

Sale 4 was estimated to have a similar effective age as the subject and was reported to be in good condition.  This sale was considered to be similar to the subject and did not warrant an adjustment for age.  Sale 1 was built in 1980 and Sale 3 was built in 1985 and were estimated to have effective ages of approximately 15 years and 12 years, respectively.  Sale 2 was built in 1998 and was estimated to have an effective age of 5 years.  The subject and the comparables were all estimated to have an economic life of 55 years.  The calculations are as follows:

Age Adjustment:	Subject	1	2	3	4
A) Effective Age	4	15	5	12	4
B) Estimate Total Economic Life	55	55	55	55	55
Total Estimated Depreciation (A/B)*	0.07	0.27	0.09	0.22	0.07
Estimated Adjustment
Subject minus Comparable		0.20	0.02	0.15	0.00

Other Factors:  Since a portion of the subject building is a bank building, rental rates for the bank portion are considerably higher than typical office rents as will be discussed in the Income Approach section.  Therefore, we have applied an adjustment based on the higher rental rates the bank portion of the subject building generates.  Sale 1 also contains bank space, however its rental rate reflects both the age/condition of the building and an older, long term lease that is considered to be below current market rates.  An analysis of the Net Operating Income of the Comparable Sales indicated NOI’s of $11.69/sf to $13.16/sf with an average of $12.58/sf.  As can be seen in our Proforma on Page 105, we have shown a stabilized Year 1 NOI of $22.30/sf, or approximately 77% higher than the sales comparables.  Therefore, we have applied an additional adjustment reflecting the positive economic impact of the bank rent however, we have concluded that an approximately 77% adjustment reflecting the higher rent the bank commands as unreasonable since the bank occupies approximately 31% of the building.  Therefore, we have utilized a positive adjustment based on approximately 1/3 of the difference in the NOI’s, or approximately 25% as being a reasonable adjustment.

The comparables were also compared to the subject for other characteristics such as occupancy, land to building ratios, etc.  The comparables were judged roughly similar to the subject in other characteristics and required no additional adjustments.

Price Per Square Foot Analysis Conclusion:  As shown in the following adjustment grid, the estimated value for the subject as indicated from the adjusted sales ranges from $272.97/sf to $291.17/sf with a mean of $283.73/sf.  In the final analysis, we gave Sales 2 and 4 the greatest weight resulting in a weighted average of approximately $285.00/sf.

15,400 sf x $285.00/sf = $4,389,000, Rounded to $4,400,000

FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS

($4,400,000)

It should be noted that the concluded value above reflects a fee simple value.  As will be shown in the Income Approach section, the subject is encumbered by a long term, flat-rate lease which we have determined to have a negative impact on value over the term of the lease.  Therefore, we have employed a second adjustment grid reflecting similar adjustments as discussed in the preceding pages with the exception of the last line item adjustment for Other Factors.  In our leased fee adjustment grid we have utilized a smaller adjustment to reflect the negative impact of a long term lease that doesn’t have any rent escalations over the term of the lease to reflect potential changes in the market.  Our conclusion of value for the leased fee value via the Sales Comparison Approach is estimated to be $4,100,000 (rounded).

Additionally, our research for comparable bank sales in the Austin area indicated the typical transaction for bank space to be build-to-suit for their specific needs.  Our research included discussions with a project manager currently overseeing construction of several bank buildings in the Austin area.  He indicated construction costs for bank facilities at a minimum of $250.00 per square foot exclusive of land costs.

As additional support for our concluded value of the fee simple interest in the subject building, we have utilized the services of a national database company, CoStar Realty Information, Inc. (CoStar Group), to perform a search of the major metropolitan areas in Texas for recent sales of bank properties.  Our search turned up four sales that occurred between December 2006 and July 2007, four pending sales and four current listings for sale.  The four sales had unadjusted prices of $241.44/sf to $550.33/sf with sizes ranging from 2,775 sf to 4,361 sf.  Following is a summary chart of the four sales considered most comparable to the subject and four current pending sales.

Sale Date	Location	Bank	Sale Price	Bldg. Size	$/SF	Year Built
12/22/2006	9400 N. Sam Houston Pkwy, Humble, TX	Chase Bank	$2,400,000	4,361	$550.33	2005
02/28/2007	1000 E. Hebron, Carrollton, TX	Washington Mutual	$1,715,000	4,105	$417.78	2006
04/05/2007	Shaver St, Pasadena, TX	Washington Mutual	$1,244,444	3,500	$355.56	2007
7/27/2007	3601 N. Josey, Carrollton, TX	Bank of America	$670,000	2,775	$241.44	1980
Pending	10610 FM 471, San Antonio, TX	Compass Bank	$1,650,000	2,707	$609.53	2006
Pending	6821 Harrisburg, Houston, TX	Wachovia Bank	$2,440,000	2,483	$982.68	2007
Pending	17561 Dallas Pkwy., Addison	Capital One	$2,185,000	5,300	$412.26	2006
Pending	1102 Eldridge, Houston, TX	Capital One	$2,000,000	5,205	$384.25	2007

COMPARABLE SALES ADJUSTMENT GRID - FEE SIMPLE

Sale Number	Subject	1	2	3	4
Date of Sale		Mar-07	Sep-06	Mar-06	May-05
Sales Price		$3,563,560	$2,736,800	$1,821,000	$2,100,000
Size (SF of NRA)	15,400	27,154	13,684	11,764	11,343
Sale Price/SF		$131.24	$ 200.00	$154.79	$185.14

Property Rights/Motive	Fee Simple	0%	0%	0%	0%
Adjusted Price/SF		$131.24	$200.00	$154.79	$185.14

Financing & Terms	Market	0%	0%	0%	0%
Adjusted Price/SF		$131.24	$200.00	$154.79	$185.14

Time Adjustment	Oct-07	0%	1.5%	4.5%	9.0%
Adjusted Price/SF		$131.24	$203.00	$161.76	$201.80

Location/Access	Good/Corner	Inferior	Similar	Inferior	Similar
		55%	0%	25%	0%

Size (SF of NRA)	15,400	27,154	13,684	11,764	11,343
		8%	0%	0%	0%

Const/Design/Appeal	Good	Similar	Inferior	Inferior	Inferior
		0%	15%	15%	15%

Efffective Age/Cond.	4/Good	15/Avg	2/Good	12/Avg	4/Good
		20%	2%	15%	0%

Other Factors	Bank Space	Bank/Inf	Office/Inf	Office/Inf	Office/Inf
		25%	25%	25%	25%

Adjustment Total (%)		108%	42%	80%	40%

Adjusted Value/SF		$272.97	$288.26	$291.17	$282.52
Mean of Adjusted Price/SF	$283.73
Indicated Value Per SF:	$285.00
	x
Times: Total Land Area: SF	15,400
Indicated Land Value:	$4,389,000
Rounded To:	$4,400,000

*                 Sequence and calculation of adjustments follow general guidelines of “The Appraisal of Real Estate” by the Appraisal Institute.  The first three adjustments are applied sequentially and the remaining additively.

COMPARABLE SALES ADJUSTMENT GRID - LEASED FEE

Sale Number	Subject	1	2	3	4
Date of Sale		Mar-07	Sep-06	Mar-06	May-05
Sales Price		$3,563,560	$2,736,800	$1,821,000	$2,100,000
Size (SF of NRA)	15,400	27,154	13,684	11,764	11,343
Sale Price/SF		$131.24	$200.00	$154.79	$185.14

Property Rights/Motive	Leased Fee	0%	0%	0%	0%
Adjusted Price/SF		$131.24	$200.00	$154.79	$185.14

Financing & Terms	Market	0%	0%	0%	0%
Adjusted Price/SF		$131.24	$200.00	$154.79	$185.14

Time Adjustment	Oct-07	0%	1.5%	4.5%	9.0%
Adjusted Price/SF		$131.24	$203.00	$161.76	$201.80

Location/Access	Good/Corner	Inferior	Similar	Inferior	Similar
		55%	0%	25%	0%

Size (SF of NRA)	15,400	27,154	13,684	11,764	11,343
		8%	0%	0%	0%

Const/Design/Appeal	Good	Similar	Inferior	Inferior	Inferior
		0%	15%	15%	15%

Efffective Age/Cond.	4/Good	15/Avg	2/Good	12/Avg	4/Good
		20%	2%	15%	0%

Other Factors	Bank Space	Bank/Inf	Office/Inf	Office/Inf	Office/Inf
		15%	15%	15%	15%

Adjustment Total (%)		98%	32%	70%	30%

Adjusted Value/SF		$259.85	$267.96	$274.99	$262.34
Mean of Adjusted Price/SF	$266.28
Indicated Value Per SF:	$265.00
	x
Times: Total Land Area: SF	15,400
Indicated Land Value:	$4,081,000
Rounded To:	$4,100,000

*                 Sequence and calculation of adjustments follow general guidelines of “The Appraisal of Real Estate” by the Appraisal Institute.  The first three adjustments are applied sequentially and the remaining additively.

Gross Income Multiplier Analysis

The gross income multiplier (GIM) is a market extraction reflecting the ratio of the sales price divided by the potential gross income.  Because many of the factors, which affect price, also affect gross rents to the same degree, and in the same direction, no adjustment is required for such factors.  For example, no adjustment is frequently needed for location because its influence is already reflected in gross rents and total price.  Items, which require adjustments, are those which affect total price without affecting gross rents or vice versa.  Such items are differences in expense ratios, quality and durability of income streams (risk), and interest rates.  Typically, the better-constructed properties with a reliable cash flow and lower risk will exhibit the higher ratios.

The comparables possessed market GIM’s ranging from 8.6 to 12.8 with a mean of 10.13.  The subject is 100% occupied, as were all comparable sales, and given the recent renovations and the long-term lease stabilized nature of the building, we have utilized a GIM near the upper end of the range and have selected a GIM of 12.0 as being reasonable.  A value as calculated below is indicated.

12.0    x   $369,600   =   $4,435,200   Rounded to: $4,435,000

Conclusion of Sales Comparison Approach — Improved

The sale price per square foot and gross income multiplier methods of comparison yielded the following value indications.

Price per SF	$4,400,000

PGIM	$4,435,000

Slightly more emphasis was given to the sale price per square foot unit of comparison because its data is believed to more directly reflect the action of buyers and sellers in the marketplace and is subject to less variation than the gross income multiplier which is heavily dependent on a property income estimate and can experience large value shifts with small changes in its multiplier.  Typical investors will consider NOI over PGI and look more to the market driven sale price per square foot unit of comparison.  It is our opinion that the sales comparison approach - improved indicates an estimated Market Value for the subject to be:

FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS

($4,400,000)

Valuation Analysis — Sales Comparison Approach — Land

SALES COMPARISON APPROACH — VACANT LAND

The sales comparison approach in this section has been applied to the subject “as vacant”, or in this case “as is” since the subject is currently undeveloped land. The land value estimate derived is later used in the Cost Approach section of the report to arrive at a total property value through combining the depreciated value of the subject improvements with its land value.

The sales comparison approach for vacant land is a process of comparing actual comparable land sales and listings to the subject.  The market data is compared to the subject on the basis of significant characteristics exhibited in the subject property that influence value and adjustments made to the comparables for differences to make them equal to the subject.  Characteristics generally analyzed and considered for adjustments include property rights conveyed, unusual buyer/seller motivation, special financing, location, size, floodplain, topography, and zoning.  Because the adjustments, whenever possible are market derived, the desires and actions of typical buyers and sellers are reflected in the comparison process.

Several units of comparison are available for use in the comparative evaluation of vacant land sales in the sales comparison approach.  These include the sale price/sf of allowable net rentable area and the sale price/sf of land area.  The most common unit of comparison used, however, for vacant land is the sale price per square foot (or per acre) of land area.

The sale price per square foot of land area comparison is calculated by dividing the sale price of the comparable by its land area, thus yielding an unadjusted sale price per square foot common denominator, which is then adjusted to reflect the attributes of the subject property.  This adjusted sale price per square foot is applied to the subject land area to indicate a value of the subject derived by comparison to individual market sales.  The market data in this section is analyzed through the sale price per square foot of land area unit of comparison.

Market Data — Vacant Land Sales

A detailed market investigation was made in order to locate recent sales of vacant land within the subject market area that is considered more or less similar to the subject site.  Whenever possible, the terms of the sales were confirmed by a party involved in each transaction.  In some instances, verification was not possible from a party that was willing to publicly verify the data but was willing to verify the conditions of the sale on a confidential basis.  Details on each sale verified are maintained in office files including the source of confidential information.  This information is only included in our reports when the highest degree of confidence in the reliability of the source is believed.  Generally, we have found these confidential sources to be the most reliable verifications, frequently coming from closing statement information and direct involvement in the transaction.

A market data location map and individual market data sheets outlining the pertinent data for each of the sales have been prepared and are presented on the following pages.

Comparable Land Sales Location Map

SALE 3
SALE 1
SALE 4
SALE 2
SUBJECT
Emma Long Metropolitan Park
Rivers Hill
Greenshores
Mount Bonnell
Bee Cave
Rollingwood
Austin
Oak Hill
Sunset Valley
Bee Caves Rd
N Quinlan Park Rd
City Park Rd
Pearce Rd
Westlake Dr
Redbud Trail
Southwest Pkwy
Old Bee Caves Rd
Scenic Brook Dr
TX-71 W
US-290 W
S MO-Pac Expy
Barton Hills Dr
Stratford Dr
Jones Rd
Convict Hill Rd
William Cannon Dr
W Stassney Ln
El Rey Blvd
Circle Dr
Abilene Trail
Beckett Rd
Rawhide Trail
620
2222
360
2244
71
290
1
343
2304
1826

LAND SALE NUMBER 1

SALE SUMMARY

Date:	5/29/2007
Size (Acres):	1.990
Size (SF):	86,728
Zoning	PD-R

Sales Price:	$1,350,000
Price/SF:	$15.57

PROPERTY IDENTIFICATION

Property Type	:	Commercial Land
Address	:	11701 Bee Caves Road, Austin, Travis County, TX, 78738
Location	:	SW/corner of Bee Caves Rd. and Resaca Blvd.
City Sector	:	SW Sector
Tax ID Number	:	01-2155-1401-0000
Legal Description	:	Lot 12, Blk. A, Uplands Village, Travis County, TX

RECORDING INFORMATION

Sales Date	:	5/29/2007
Volume/Page	:	2007098172
Grantor	:	Lone Star Bank; Van P. Swift (EVP)
Grantee	:	Uplands Development Ltd.

PROPERTY INFORMATION

Site Description

Land Size (SF/Acres)	:	86,728 SF / 1.99 Acres
Shape/Topography	:	Rectangular/Level
Zoning	:	PD-R

Utilities	:	All available
Frontage	:	309’ on Bee Caves Rd. & 235’ on Resaca Blvd.
Proposed Use	:	Mixed-use Office/Retail Bldg.
Flood Hazard Areas	:	No
Site Comments	:	Proposed development was reported to be a 30,000 sf two-story building with mixed-use office/retail on ground floor and office on second floor.
Traffic Count	:	18,700 cars/day (2005)

TRANSACTION DATA

Sales Price	:	$1,350,000
Price/SF	:	$15.57
Cash Equiv. Price	:	$1,350,000
Transaction Comments	:	Third Party Financing - Cash to Seller
Marketing Time (days)	:	217 days

REFERENCE

Database Record	:	Land Record 5701
Comps Record Number	:	N/A
Map Page/Grid	:	550 /R/Z26
Confirmation	:	Broker
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	10/16/2007

American Realty Corporation —	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

LAND SALE NUMBER 2

SALE SUMMARY

Date:	5/24/2006
Size (Acres):	1.410
Size (SF):	61,376
Zoning	ETJ

Sales Price:	$700,000
Price/SF:	$ 11.41

PROPERTY IDENTIFICATION

Property Type	:	Commercial Land
Address	:	4800 Bee Caves Road, Austin, Travis County, TX, 78746
Location	:	N/side of Bee Caves Rd. at Old Bee Caves Rd.
City Sector	:	SW Sector
Tax ID Number	:	01-1319-0501-0000
Legal Description	:	1.41 acres out of the J. Sweeney Survey No. 506, Abst. No. 702, Travis County, TX

RECORDING INFORMATION

Sales Date	:	5/24/2006
Volume/Page	:	2006096584
Grantor	:	James D. Synnott
Grantee	:	Choice Asset Management, Inc.

PROPERTY INFORMATION

Site Description

Land Size (SF/Acres)	:	61,376 SF / 1.41 Acres
Shape/Topography	:	Irregular/Level
Zoning	:	ETJ

Utilities	:	All available
Frontage	:	485’ on Bee Caves Rd. & 590’ on Old Bee Caves Rd.
Proposed Use	:	Hold for Development Site
Flood Hazard Areas	:	No
Site Comments	:	Typical for area
Traffic Count	:	27,000 cars/day (2005)

TRANSACTION DATA

Sales Price	:	$700,000
Price/SF	:	$11.41
Cash Equiv. Price	:	$700,000
Transaction Comments	:	Third Party Financing - Cash to Seller
Marketing Time (days)	:	365 days
Comments	:

This sale was initially reported as being $1,722,000, however, the Listing Broker reported the total sales price of $1,722,000 included the construction of an approximately 10,000 sf shell office building.  Approximately $700,000 was attributed to the land value, or approximatley $11.41/sf of land.

REFERENCE

Database Record	:	Land Record 5693
Comps Record Number	:	N/A
Map Page/Grid	:	583 / F - E24
Source of Sale	:	Broker
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	10/2007

American Realty Corporation —	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

LAND SALE NUMBER 3

SALE SUMMARY

TRC-98624-12-0520

Date:	10/4/2005
Size (Acres):	1.782
Size (SF):	77,618
Zoning	PD-R

Sales Price:	$ 650,000
Price/SF:	$ 8.37

PROPERTY IDENTIFICATION

Property Type	:	Commercial Land
Address	:	11905 Bee Caves, Austin, Travis County, Tx, 78746
Location	:	S/s Bee Caves, just east of Hwy 71.
City Sector	:	SW Sector
Tax ID Number	:	01-1958-0443-0000
Legal Description	:	Lots 5A & 5B, Blk A, Uplands Village, Travis Co., Texas

RECORDING INFORMATION

Sales Date	:	10/4/2005
Volume/Page	:	2005187176
Grantor	:	Coronado Realty Holdings
Grantee	:	Village Oaks Center

PROPERTY INFORMATION

Site Description

Land Size (SF/Acres)	:	77,618 SF / 1.782 Acres
Shape/Topography	:	Rectangular/Level
Zoning	:	PD-R

Utilities	:	All the usual public utilities
Frontage	:	400’ on Bee Caves
Proposed Use	:	Retail development
Flood Hazard Areas	:	No
Site Comments	:	This site was purchased for the construction of a new retail hardware showroom. This tract previously sold on 7/9/2001 for $5.75/sf.
Traffic Count	:	18,700 cars/day (2005)

TRANSACTION DATA

Sales Price	:	$650,000
Price/SF	:	$8.37
Cash Equiv. Price	:	$650,000
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	N/A

REFERENCE

Database Record	:	Land Record 5501
Comps Record Number	:	TRC-98624-12-0520
Map Page/Grid	:	550 / V - Z25
Confirmation	:	Broker
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	10/2007

American Realty Corporation —	(512) 477-1312
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The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

LAND SALE NUMBER 4

SALE SUMMARY

TRC-72063-08-0420

Date:	3/31/2004

Size (Acres):	1.570

Size (SF):	68,389

Zoning	B-1

Sales Price:	$1,000,000

Price/SF:	$14.62

PROPERTY IDENTIFICATION

Property Type	:	Branch Bank Site
Address	:	5500 Bee Caves Road, Austin, Travis County, Tx, 78746
Location	:	Northeast corner of Red Bud Trail and Bee Caves Road
City Sector	:	SW Sector
Tax ID Number	:	01-1521-0307-0000
Legal Description	:	Lot 1A, Resubdivision of the JW Pains Addition, Blk. 87, Travis County, Texas

RECORDING INFORMATION

Sales Date	:	3/31/2004
Volume/Page	:	2004061824
Grantor	:	William G. Gurasich
Grantee	:	Neuse, Inc.; Gary G. Williams

PROPERTY INFORMATION

Site Description
Land Size (SF/Acres)	:	68,389 SF / 1.57 Acres
Shape/Topography	:	Rectangular/Level
Zoning	:	B-1
Utilities	:	All available

Frontage	:	177’ on Bee Caves & 388’ on Red Bud Trail
Proposed Use	:	To construct a branch bank
Flood Hazard Areas	:	No
Site Comments	:	No flood or contamination issues.
Traffic Count	:	26,000 cars/day (2005)

TRANSACTION DATA

Sales Price	:	$1,000,000
Price/SF	:	$14.62
Price/Acre	:	$636,943
Cash Equiv. Price	:	$1,000,000
Transaction Comments	:	Cash to Seller
Marketing Time (days)	:	365 days

REFERENCE

Database Record	:	Land Record 5321
Comps Record Number	:	TRC-72063-08-0420
Map Page/Grid	:	583 / B
Source of Sale	:	Grantor
Researcher Confirming	:	Harold E. Sundbeck
Date of Research	:	5/20/2004

American Realty Corporation —	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

Market Data Summary — Land Sales

The following schedule is a summary of the vacant land sales presented in the preceding pages.  Below is a brief listing of the previous described sales.

LAND MARKET DATA SUMMARY

			Size	Price
No.	Location	Date	(SF)	/SF	Zoning

1	11701 Bee Caves	May-07	86,728	$15.57	PD-R
2	4800 Bee Caves	May-06	61,376	$11.41	B-1
3	11905 Bee Caves	Oct-05	77,620	$8.37	PD-R
4	5500 Bee Caves	Mar-04	68,389	$14.62	B-1
	Averages		73,528	$12.49

Subj.	101 Westlake Dr.		123,540		B-1

Few recent comparable sales have occurred in the immediate area of the subject due since the immediate area is essentially fully developed.  All comparables were purchased for similar stand-alone commercial uses.  The comparables utilized were analyzed and adjustments made to make them equal to the subject.  Factors that were given consideration included property rights conveyed, motivation, financing and terms, date of sale, location, frontage/access, size, physical characteristics, zoning, and utilities.  Explanations of the adjustments are given in the following paragraphs.  An adjustment grid showing the adjustments made is at the end of this analysis.

Property Rights Conveyed & Conditions of Sale (Motivation):  The property rights appraised on the subject property as vacant are fee simple, which represents absolute unencumbered ownership.  The comparables all sold with similar fee simple interests, and no adjustments for property rights were necessary.  Motivation refers to the seller’s necessity in selling or the buyer’s necessity in buying a particular tract.  All sales were felt to be arms-length transactions with no undue influence.

Atypical Financing (Cash Equivalency):  It is necessary to determine if the consummated sale included a typically motivated buyer and seller with the price representing normal consideration of the property sold, including payments of cash or its equivalent.  Adjustments should be made for any financing felt to be favorable or unfavorable.  The comparables all sold or were being marketed on a cash basis or were believed financed with terms similar to cash.  No adjustments for cash equivalency were necessary.

Market Conditions (Time Adjustment):  The comparables analyzed in the adjustment grid were the most recent sales available from the subject’s market area located on or just off major traffic arterials.  All sales occurred between March 2004 and May 2007.  Our analysis indicates market conditions began showing signs of stabilization in early 2004 and by 2005 the market was showing definite signs of improvement, continuing up to early 2007.  Over the near term the market has shown signs of cooling led by the mortgage problems in the sub-prime market and having a “trickle-down” effect to other areas of the market.  After giving consideration to the available data, the appraiser has applied an upward adjustment for market conditions to the comparables of 6% per year (0.5% per month) from 2005 to 2007 and has not shown any adjustments for 2007.  Additionally, it should be noted that Sale 4 was purchased for a branch bank site.  During 2004 through 2006 there were a large number of sites purchased for bank operations and a review of the prices paid were generally considered to be above market.  Conversations with brokers handling these transactions stated that the client banks were pursuing sites to achieve a strong market share of the banking business and the prices being paid were a more a reflection of the cost of achieving that market dominance.  Therefore, Sale 4, which was purchased for a bank site was considered to have been an above market price paid in 2004 and we have not shown any changes in value due to changing market conditions.

Location:  This factor involves the surrounding neighborhood of each of the comparables in comparison to the subject site in terms of development and the traffic flow throughout the neighborhood in terms of exposure.  The subject has a good location at the intersection of Bee Caves Road and Westlake Drive in the highly desirable West Lake Hills area of Austin.  All sales are also located on Bee Caves Road with similar surrounding location characteristics as the subject and no adjustments were warranted.

Frontage/Access:  This adjustment looks at the accessibility and frontage of the comparables.  It considers frontage in terms of access and developability, but not in terms of influence.  The relative influences of the comparables’ streets were analyzed as part of their location adjustment.

The subject has good frontage and exposure from both Bee Caves Road and Westlake Drive, with additional access and exposure from Reveille Road.  The comparables were analyzed on the basis of their frontage and accessibility allowed by their frontage.  Sales 1, 2 and 4 are all located on Bee Caves Road and are corner sites with similar access.  These three sales were considered to be similar to the subject and no adjustments were warranted.  Sale 3 is an interior lot along Bee Caves Road.  This site was considered to be inferior to the subject site.  An analysis of Sale 3 with Sales 1 and 4 indicated an adjustment between 74% and 86% and concluded an upward adjustment of 80% was warranted for Sale 3.

Size:  The general rule indicated in the marketplace is that the larger tract will sell for less per unit than a smaller, but similar, tract.  This is primarily because the smaller amount of land can be developed or utilized more quickly and, also, the holding cost on the land held in reserve will limit the amount that the typical investor/developer will be willing to invest.  A guideline frequently used by appraisers for size adjustments is that a property’s price decreases or increases 10% to 20% for each doubling or halving in size.  All sales were adjusted downward based on a downward adjustment of approximately 10% for each halving in size from the subject’s 123,540 square feet.

Utilities:  The subject and all the comparables have utility availability.  No adjustments were required.

Zoning/Use:  Zoning is often the most restrictive regulation placed on land and can significantly impact a site’s utilization.  It is generally applied for the purpose of allowing a property to be developed in a reasonable and economic way while still maintaining compatibility with surrounding properties.  The subject is zoned “B-1” — Business.  The comparables had commercial zonings more or less compatible to the subject’s use and, therefore, required no adjustments for zoning differences.

Other Characteristics:  This area of adjustment involves the inherent aspects of each parcel.  Some factors for consideration include topography, tree cover, soil conditions, adverse easements, floodplain, mineral rights, and the riparian rights.  The subject is a level site.  Sales 1, 3 and 4 are also level sites and no adjustments were warranted.  Sale 2 is an irregular shaped lot that slopes up from Bee Caves Road.  An analysis of Sale 2 with Sale 4 indicated an upward adjustment of 30% was warranted for Sale 2.

The comparables were judged roughly similar to the subject for all other characteristics and required no further adjustments.

After adjustments were made, a value range of $13.31/sf to $15.46/sf with an average of $14.41/sf was indicated from the sales.  Sale 1 is the most recent sale and required the smallest percentage adjustment and was given the greatest weight in the final analysis resulting in a weighted adjustment of $14.79/sf.  It is our opinion that the sales comparison approach — vacant land indicates an estimated Market Value for the subject site to be as follows:

:

123,540 sf   x   $14.79/sf   =   $1,827,157; Rounded To: $1,825,000

ONE MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND DOLLARS

($1,825,000)

COMPARABLE SALES ADJUSTMENT GRID

Sale Number	Subject	1	2	3	4
Address	101 Westlake Dr	11701 Bee Caves	4800 Bee Caves	11905 Bee Caves	5500 Bee Caves
Date of Sale		May-07	May-06	Oct-05	Mar-04
Sales Price		$1,350,000	$700,000	$650,000	$1,000,000
Size (SF)	123,540	86,728	61,376	77,620	68,389
Sale Price/SF		$15.57	$11.41	$8.37	$14.62

Property Rights/Motiv.	Fee/Normal	0.00%	0.00%	0.00%	0.00%
Adjusted Price/SF		$15.57	$11.41	$8.37	$14.62

Financing and Terms	Market	0.00%	0.00%	0.00%	0.00%
Adjusted Price/SF		$15.57	$11.41	$8.37	$14.62

Time Adjustment	Oct-07	0.00%	3.00%	7.00%	0.00%
Adjusted Price/SF		$15.57	$11.75	$8.96	$14.62

Location	Westlake at	Similar	Similar	Similar	Similar
	Bee Caves Rd	0%	0%	0%	0%

Frontage/Access	Corner	Corner/Sim	Corner/Sim	Inferior	Corner/Sim
		0%	0%	80%	0%

Size (Acres)	2.836	1.991	1.409	1.782	1.570
		-5%	-10%	-8%	-9%

Utilities	All Avail.	Similar	Similar	Similar	Similar
		0%	0%	0%	0%

Zoning /Use	B-1	PD-R	B-1	PD-R	B-1
		0%	0%	0%	0%

Other Factors - Terrain	Level	Level	Sloping	Level	Level
		0%	30%	0%	0%

Total Adjustment (%)		-5%	20%	73%	-9%

Adjusted Value/SF		$14.79	$14.10	$15.46	$13.31

Mean of Adjusted Values	$14.41
Indicated Value:	$14.79
Times: Total SF Area:	123,540

Indicated Value:	$1,827,157

Rounded To:	$1,825,000

*    Sequence and calculation of adjustments follow general guidelines of “The Appraisal of Real Estate” by the Appraisal Institute.The first three adjustments are applied sequentially and the remaining additively.

Valuation Analysis — Cost Approach

COST APPROACH

The cost approach is a process of estimating the value of the property by combining both land and improvements.  The process is undertaken by estimating the replacement cost new of the improvements, then subtracting the estimated depreciation to arrive at an estimate of depreciated value of the improvements.  The estimated land value is then added to the depreciated value of the improvements to arrive at an estimate of value for the real property as a whole.

Replacement Cost Estimate

The replacement cost estimate of the improvements is based upon use of the Marshall Valuation Service manual and other sources and data available to the appraiser.  The unit costs from Marshall Valuation incorporate the cost of materials and labor directly required for construction plus many indirect costs such as architect’s fees, construction financing and service fees, permits, insurance, average site preparation and general contractor’s profit and overhead.  Marshall Valuation Service is a well known cost estimating service that has proven helpful to appraisers and building contractors in Austin and in other areas through out the nation.

Marshall divides construction into five categories: “A”, “B”, “C”, “D”, and “S”.  There are three primary factors that determine which category a specific property should be classified.  These are:  1) the type of structural frame, 2) the type of floors and roof, and 3) the type of construction with regard to fireproofing.  Only Class “D” construction is built with combustible features and tends to be typical of residential type construction.

“A” and “B” construction categories are fire proof construction, rated from 2 to 4 hours, and are almost always high-rise buildings.

Class “A” construction is categorized by a fire-proofed steel structural frame and concrete floors and roofs (generally poured on a steel frame).  The exterior walls are curtain walls of any number of materials including masonry, glass, stucco, or concrete.  This category is also referred to Modified Fire Resistive or Two-Four Hour construction.

Class “B” construction categories are a fire resistant structure with a structural frame of poured in place or pre-cast concrete.  This type construction also has concrete floors and roof, either formed or pre-cast. The exterior walls are curtain walls of any number of materials including masonry, glass, stucco, or concrete.  This category is also referred to Modified Fire Resistive or Two-Four Hour construction.

Class “C” construction has masonry or concrete exterior walls and the structural frame can be load bearing or open with concrete, steel, or wood columns (non-fire protected).  The floors and roof are supported by steel or wood joists or trusses (or a concrete slab floor on the ground level).  Upper floors or roofs are either concrete plank, steel deck, or wood deck  This type construction is considered non-combustible and is also known as Masonry or Unprotected Non-combustible, Joisted or Unprotected Masonry, and Ordinary or Unprotected One Hour construction.  The majority of mid-rise/low rise commercial construction falls into this category.

Class “D” construction is mainly associated with residential construction.  It is built of combustible materials.  Typically, the frame will be built with closely spaced wood or metal studs and exterior walls will include wood siding, shingles, brick or stone veneer, or other materials.  The floor is typically a concrete slab on grade or is supported by wood or steel joists. The roof is typically a wood deck but may also include a metal deck or sheathing.

Class “S” construction is an incombustible construction with steel frame and metal exterior walls being typical.  This category generally includes pole barns and pre-fabricated metal buildings.  It is a non-combustible category and is also known as Type II One Hour construction.

In addition to determining the classification of construction, the appraiser must also estimate the quality of construction.  Often, this estimate blends two or more classifications.  Marshall has categories of Low, Average, Good, and Excellent.

Low quality buildings are generally constructed to the absolute lowest code requirements with little regard to architecture or other amenities.  In cities with strong code requirements, a building of this quality is not usually found, particularly in conjunction with high priced land.

Average quality is the category in which most buildings are constructed (nearly 50%).  They are of good code construction with simple ornamentation and finishes.

Good quality buildings are designed for good appearance, convenience, and comfort. Ornamental treatments are usually of higher quality and interiors are designed for upper-class rentals.  The amenities of better lighting and mechanical work are primary items in this cost.

Excellent buildings are generally prestige buildings.  On an economic basis, part of their cost must be written off to pride in ownership and some the income intangibly derive from advertising.  Finish in this type building will include expensive materials and fixtures.

As mentioned, we are showing the subject building to contain 15,400 square feet of gross building area in two attached buildings.  The smaller building (4,820 sf) houses the banking operations, and the larger building (10,580 sf) houses the corporate offices of the board of directors and office space for the financial services division.  The buildings have a mixture of brick, stucco, and hardiplank siding and a metal roof.  Based upon the quality of construction, the subject is considered to be equivalent to a mix of Good Quality Class “C” Bank — Central Office building with an unadjusted cost of construction of $158.56/sf and Good Quality Class “C” Office Building with an unadjusted cost of construction of $116.93/sf.  These costs are taken from the Marshall & Swift publication, Section 15 (Office), Page 17 and Page20.  These base figures must be adjusted for time, location, and any physical features of the subject that are not included in the base cost.  A base cost worksheet for the two building types showing required adjustments is included with other cost charts on the following pages.

Additional costs were added to this base cost for the cost for the landscaping, detention pond, and irrigation system at $222,700.

To provide a sound indication of value for the subject through the cost approach, the appraiser must add to the base cost figures an estimate for the indirect costs typically incurred in the development process.  Costs excluded by Marshall Valuation include entrepreneurial profit, leasing fees, taxes, legal fees, and temporary operation costs until the property is occupied.  Conversations with investors lead us to believe that these indirect costs typically will range from 10% to 25% of the total cost (exclusive of land) depending on the risk involved and local market conditions.  The appraiser believes a reasonable figure for these costs on a project like the subject to be 15% of its replacement cost new.

Total replacement cost new of the improvements is estimated as shown in the following charts.

BASE COST WORKSHEET

PROJECT:	101 Weslake Drive		SOURCE:	MARSHALL
TYPE:	Bank - Central Office		SECTION:	15
CLASS:	C		PAGE:	20
CONSTRUCTION QUALITY:	Good		BASE COST:	$158.56
CENTRAL U.S. MULTIPLIER		1.09	BUILDING SIZE (SF):	4,820
AUSTIN MULTIPLIER		0.86	PERIMETER:	851
PERIMETER MULTIPLIER		0.975	NUMBER STORIES	1

ADDITIONS - PSF			ADJUSTED BASE COST:
SPRINKLER		$0.00		$158.56
ELEVATOR		$0.00		$158.56
HVAC		$0.00		$158.56
MULTI-STORY FACTOR		$0.00		$158.56
STORY HEIGHT MULTIPLIER		1.00		$158.56
SIZE/PERIMETER MULTIPLIER		0.975		$154.60

CALCULATIONS:
	154.60
X	1.09
	168.51
X	0.86
LOCAL BASE COST	$144.92

BASE COST WORKSHEET

PROJECT:	101 Weslake Drive		SOURCE:	MARSHALL
TYPE:	Office		SECTION:	15
CLASS:	C		PAGE:	17
CONSTRUCTION QUALITY:	Good		BASE COST:	$116.93
CENTRAL U.S. MULTIPLIER		1.09	BUILDING SIZE (SF):	10,580
AUSTIN MULTIPLIER		0.86	PERIMETER:	851
PERIMETER MULTIPLIER		0.975	NUMBER STORIES	2

ADDITIONS - PSF			ADJUSTED BASE COST:
SPRINKLER		$0.00		$116.93
ELEVATOR		$2.70		$119.63
HVAC		$0.00		$119.63
MULTI-STORY FACTOR		$0.00		$119.63
STORY HEIGHT MULTIPLIER		1.00		$119.63
SIZE/PERIMETER MULTIPLIER		0.975		$116.64

CALCULATIONS:
	116.64
X	1.09
	127.14
X	0.86
LOCAL BASE COST	$109.34

MAIN STRUCTURE

Main Structure
Bank Space	4,820	sf of GBA x	$144.92	/sf	$698,514
Office Space	10,580	sf of GBA x	$109.34	/sf	$1,156,817
Landscaping, Detention Pond, Irregation					$222,700
Subtotal					$2,078,032
Entrepr. Profit/Other Costs			15%		$311,705
Total Replacement Cost New					$2,389,736
					$2,400,000	(R)

Depreciation Estimate

One of the most essential steps in the cost approach is the estimation of accrued depreciation. Depreciation is defined in The Appraisal of Real Estate (Appraisal Institute, 12th edition, Copyright 2001) as:

... a loss in property from any cause. It may also be defined as any difference between the reproduction or replacement cost of the improvement and its market value.

Depreciation is applicable only to the improvements (not land) and involves an analysis of loss in value from three different depreciation categories.  The three basic types are:  1) physical deterioration, 2) functional obsolescence and 3) external obsolescence.  These three categories of depreciation are discussed in the following text.

Physical Deterioration:  Physical deterioration is simply a loss in value due to wear and tear.  It can be can be classified as either curable or incurable and is usually estimated through the use of an age-life relationship or through observation and analysis of the components of depreciation affecting the property.  Curable physical deterioration and incurable physical deterioration are described in the following paragraphs.

Curable Physical Deterioration:  Curable physical deterioration refers to items of deferred maintenance which are in need of immediate repair such as a broken window or a burned out hot water heater.  The expense of replacement or repair of these items must be economically feasible in that the cost to repair must add equal or greater value to the whole property than the cost of repairing or replacing the item.  The subject buildings are essentially new construction and are in excellent condition.  As of the effective date of this appraisal, the improvements were not considered to suffer from any curable physical deterioration

Incurable Physical Deterioration:  The age-life method was mainly used in estimating incurable physical deterioration with economic and useful life information being estimated from local sources and data from Marshall Valuation.  In the economic age-life method, the ratio of effective age to total economic life is applied to the current cost of the improvements to obtain a lump sum deduction for accrued depreciation.

Effective Age	x	Replacement Cost = Accrued Depreciation
Total Economic Life

Items experiencing incurable physical deterioration may also be classified as either:  (1) short-lived items or (2) long-lived items.  Short-lived items are those with an estimated life expectancy shorter than that of the base structure such as floor covering or air-conditioning condensers and long-lived items are those components such as slabs and exterior walls which are not expected to need repairing until the building is demolished.  The following calculations describe the basis for our estimate of short-lived deterioration in the subject buildings.

INCURABLE PHYSICAL DETERIORATION SHORT-LIVED ITEMS
	Cost	Effective	Useful	DETERIORATION
Component	New	Age	Life	Percent	Dollar Amt.
HVAC	$88,775	4	15	26.7%	$23,673
Roof Covering	$54,500	4	50	8.0%	$4,360

Totals:	$143,275				$28,033

Note: Long-lived portion of items (eg. duct work of HVAC) excluded

The age/life method was used for estimating incurable physical deterioration for the long-lived items.  The subject roof and the HVAC system are new and do not suffer from any depreciation.  The following provides the basis for our estimate of incurable physical deterioration of long-lived items.

INCURABLE PHYSICAL DETERIORATION LONG-LIVED ITEMS

Total Replacement Cost	$2,400,000
LESS:
1) Curable Physical Deterioration	$0
2) Cost New of Short Lived Items	$143,275
Total Cost New of Long-lived Items	$2,256,725

Age/Life Method:
Eff. Age	/	Life	=	Accrued Deprec.
4	/	55	=	x	7.3%
Total Long Lived Incurable Phy. Deterioration					$164,125

Functional Obsolescence:  Functional obsolescence is due to a reduction in the utility of the structure resulting from the decreased capacity of one of its components to perform the function for which it was intended.  It is a reduction in value accruing to the improvements as a result of a super adequacy or inadequacy in its design or its construction.  As with physical depreciation, functional obsolescence can be curable or incurable.  Considering the design, layout, and location of the improvements, we assumed that functional obsolescence did not exist as of the effective date of this appraisal.

External Obsolescence: External obsolescence reflects the diminished utility of a structure due to negative influences outside the site that are incurable on part of the owner.  External obsolescence can be caused by such factors as neighborhood decline or market conditions.

Measuring external obsolescence can be difficult because of limited sales data and as it is often not possible to reliably isolate external obsolescence from other factors that influence price such as leasehold interests, condition, management skill and location.

To test the subject for external obsolescence, the estimated return that an investor might require on the subject based on its depreciated cost (excluding external obsolescence) was compared to the estimated return (stabilized) on the property projected for it in the income approach.  The difference in their net income was capitalized to give an indication of external obsolescence for the subject.  This comparison follows basic appraisal theory by allotting the first portion of the income generated from the property to the land and the remaining portion (if any) to the improvements.  The capitalized loss, consequently, reflects obsolescence or loss in value attributable solely to the improvements.  None of the loss is or should be attributable to land as land receives first priority on the income stream and its value was estimated at current market value.

EXTERNAL OBSOLESCENCE CALCULATIONS

Total Replacement Cost New		$2,400,000
Less: Physical Depreciation
Curable Deterioration	-	$0
Incurable Deterioration
Short-lived Det.	-	$(28,033)
Long-lived Det.	-	$(164,125)
Functional Obsolescence	-	$0
Depreciated Cost of Improvements before External Obsolescence		$2,207,842

Add: Land Value Estimate*	+	$1,825,000
Property Value before External Obsolescence		$4,032,842
Times: Overall Capitalization Rate**	x	7.00%
New Replacement Rent Required		$282,299

Less: Net Operating Income (Stabilized Year 1)**	-	$343,361
Rent Loss Attributed to External Obsolescence		$(61,062)

Rent Loss Attributed to External Obsolescence		$(61,062)
Divided by: Overall Capitalization Rate	/	7.00%
External Obsolescence Indication		$(872,315)

Note * From Sales Comparison Approach - Vacant Land.

* * From Income Approach

From the preceding chart it appears that the subject building does not suffer from economic obsolescence.

Conclusion of Cost Approach

The following cost schedule chart summarizes the various segments of the cost approach previously calculated and adds to it the land value (estimated in the Sales Comparison Approach - Vacant Land section) to give an indication of depreciated value of the property.

These calculations indicate a value for the subject through the cost approach of:

FOUR MILLION THIRTY THOUSAND DOLLARS

($4,030,000)

COST SCHEDULE

Replacement Cost New			$2,400,000

Less:
Physical Depreciation
Curable		$0
Incurable
Short-lived		$28,033
Long-lived		$164,125
Total Physical Depr.	8.0%		$(192,158)

Functional Obsolescence	0%		$0

External Obsolescence	0.0%	$0	$0

Total Deprec. Replac. Cost	8.0%		$2,207,842

Plus: Land Value			$1,825,000
Indicated Value by Cost Approach:			$4,032,842

			$4,032,842
		Rounded To:	$4,030,000
			$263.45	/sf of NRA

Note:   Land value from Sales Comparison Approach - Vacant Land

Valuation Analysis – Cost Approach

INCOME APPROACH

Income producing property is typically purchased for investment purposes.  From the investor’s point of view, earning power is the critical element that affects the project’s value.  One essential investment premise is that the higher the earnings, the higher the value.  An investor who purchases income-producing real estate is essentially trading a sum of present dollars for the right to receive future dollars.  The income approach to value consists of methods, techniques and mathematical procedures that an appraiser uses when converting the benefits into an indication of present value.  There are generally two income techniques, which an appraiser will utilize in the estimation of market value; the discounted cash flow analysis and direct capitalization.  Both techniques have been used in this report.

Discounted cash flow analysis provides the appraiser with a means of discounting, to present value, income that may vary with time either during a projected initial absorption or holding period.  The process can be used to estimate present value for the total value, leasehold value or any other interest in the property.  This analysis also provides one with the ability to evaluate the financial feasibility of the investment based upon the expected performance of the project.  More than any other, this technique embodies the principle of “anticipation”.  In layman’s terms, a purchaser should be willing to pay today for the benefits to be received in the future.  However, since the prospective purchaser will not receive these benefits immediately, he will insist on discounting these future benefits to compensate for his loss or “opportunity cost” of the use of his equity funds.

The second technique, direct capitalization, is a method used to convert a single year’s estimate of income into a value indication.  An appraiser accomplishes this conversion in one step by dividing the income estimate by an appropriate income or capitalization rate.  This is expressed algebraically as: NOI/RATE = VALUE; where, NOI is net operating income (annual), RATE is capitalization rate, and VALUE is market value as indicated from the income approach.

Direct capitalization is primarily applicable when an income property is mature in the sense that it has reached a level of stabilized occupancy and a prospective purchaser can reasonably project either current income or income realizable in the near future.  When the market is unstable with high vacancy rates or a property’s improvements are nearing the end of their economic life, investors will often not use this method.

Market Data - Rent & Expense Comparables

Before discounted cash flow analysis or direct capitalization can be used, market data must be collected to help estimate market rent, occupancy and expenses for the subject.  Comparable rental and expense data was gathered on similar buildings located within the subject neighborhood and other comparable areas.  A market data location map and market data sheets outlining information on the comparables are presented in the following pages.  The appraiser analyzed other rental comparables, but they were not thought as similar in characteristics to the subject as the ones included in this report.  The data contained in the market data sheets along with other information available to the appraiser will be analyzed to help project a market derived proforma for the subject.

Comparable Rental Map

RENT 4
SUBJECT
RENT 3
RENT 1
RENT 2
Wild Basin Wilderness Preserve
Wild Basin Rd N
S Capital of Texas Hwy
2244
360
Bee Caves Rd
Yaupon Valley Rd
Camp Craft Rd
Westlake Dr
Mt Larson Rd
Lake Austin
Matthews Dr
Cherry Ln
Bonnie Rd
Lake Austin Blvd
Kermit
Stratford Dr
Westbrook Dr
Las Lomas Dr
Brady Ln
Bullan Ln
Riley Rd
Vale St
Del Jana Ln
S MO-Pac Expy
Austin
Thous and Oaks Dr
Wash Tarlton Ln
Tamarron Blvd
Spyglass Dr
Barton Hills Dr
Rabb Rd
Ann Arbor Ave
Barton Creek
1

OFFICE RENT COMPARABLE NUMBER 1

PROPERTY IDENTIFICATION

Property Type	:	Office
Address	:	4301 Westbank Drive
City Sector	:	SW Sector

PROPERTY INFORMATION

Net Rentable Area	:	54,000 SF
Number of Buildings	:	1
Number of Stories	:	3
Occupancy	:	84%
Year of Construction	:	1985, Renovated in 1989

Improvements Description

Exterior Walls	:	Masonry
Roof	:	Built-up
Amenities	:	Typical
Condition	:	Good
Parking	:	Open and covered parking

LEASING DATA

Leased Space	:	5,881 SF
Tenant	:	Trammel Crow Residential
Lease Rate	:	$16.00/sf/yr.
Lease Date	:	7/2007
Basis	:	Net — 2007 expenses est. $9.65/sf
Term	:	1 year

REFERENCE

Map Page/Grid	:	583 / P
Source of Information	:	Leasing Broker

American Realty Corporation   —          (512) 477-1312

                                                           Fax   (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

OFFICE RENT COMPARABLE NUMBER 2

PROPERTY IDENTIFICATION

Property Type	:	Office Building
Address	:	3101 Bee Caves Road, Bldg. 2
City Sector	:	SW Sector

PROPERTY INFORMATION

Net Rentable Area	:	54,610 SF
Number of Buildings	:	1
Number of Stories	:	3
Occupancy	:	60%
Year of Construction	:	1986

Improvements Description

Exterior Walls	:	Masonry
Roof	:	Flat/Built Up
Amenities	:	Typical
Condition	:	Good
Parking	:	Open surface parking

LEASING DATA

Leased Space	:	3,783 SF
Tenant	:	Not indicated
Lease Rate	:	$16.00/sf/yr.
Lease Date	:	7/23/2007
Basis	:	Net — 2007 expenses est. $9.57/sf
Term	:	Not indicated

REFERENCE

Map Page/Grid	:	583 / V
Source of Information	:	Broker

American Realty Corporation — (512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof.  The presentation of this information as submitted is subject to errors and/or omissions

OFFICE RENT COMPARABLE NUMBER 3

PROPERTY IDENTIFICATION

Property Type	: Office Building
Address	: 1120 Capital of Texas Hwy.
City Sector	: SW Sector

PROPERTY INFORMATION

Net Rentable Area	: 45,987 SF
Number of Buildings	: 1
Number of Stories	: 3
Occupancy	: 30.6%
Year of Construction	: 1985

Improvements Description
Exterior Walls	: Glass Wall
Roof	: Flat/Built-up
Amenities	: Typical
Condition	: Good
Parking	: Open surface parking

LEASING DATA

Leased Space	: 4,016 SF
Tenant	: Not indicated
Lease Rate	: $17.00/sf
Lease Date	: 8/02/2007
Basis	: Net — 2007 expenses est. $10.34/sf
Term	: Not indicated

REFERENCE

Map Page/Grid	: 583 / J
Source of Information	: Broker

American Realty Corporation —	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

OFFICE RENT COMPARABLE NUMBER 4

PROPERTY IDENTIFICATION

Property Type	: Office Building
Address	: 4407 Bee Caves Road, Building 3
City Sector	: SW Sector

PROPERTY INFORMATION

Net Rentable Area	: 15,000 SF
Number of Buildings	: 1
Number of Stories	: 2
Occupancy	: 100%
Year of Construction	: 2001

Improvements Description
Exterior Walls	: Stone/Brick
Roof	: Concrete Tile
Amenities	: Typical
Condition	: Good
Parking	: Open and covered parking

LEASING DATA

Leased Space	: 2,469 SF
Tenant	: Workman Commercial
Lease Rate	: $21.00/sf
Lease Date	: 8/01/2007
Basis	: Net — 2007 expenses est. $8.06/sf
Term	: 3 years

REFERENCE

Map Page/Grid	: 583 / F
Source of Information	: Broker

American Realty Corporation —	(512) 477-1312
Fax (512) 477-1593

The information contained herein was obtained from sources believed to be reliable; however, American Realty Corp. makes no guarantees, warranties, or representatives as to the completeness or accuracy thereof. The presentation of this information as submitted is subject to errors and/or omissions

Potential Gross Income Estimate

Since the subject improvements consists of both a bank building with drive-thru and an office building, we have attempted to gather rental information on both types of buildings.  Our analysis is presented below.

Comparable Property Rent Survey:  Market rents in the subject’s area are useful for determining current rental rates for the subject should vacancies occur as leases expire or by terminations.  Market rent is defined in The Appraisal of Real Estate (Appraisal Institute, 2001) as:  “the rental income that a property would most probably command on the open market.”  The subject’s market rent is indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

A summary of the rental information presented in the preceding market data sheets is shown below.

COMPARABLE RENTAL SUMMARY - OFFICE SPACE

		Building	Lease Unit	Effective Rent
Comp.	Location	Size (SF)	Size (SF)	SF/Yr	Occup.	Expenses	YOC
1	4301 Westbank Dr.	54,000	5,881	$16.00	84%	Net	1985
2	3101 Bee Caves Rd	54,610	3,783	$16.00	60%	Net	1986
3	1120 Capital of Texas	45,987	4,016	$17.00	30%	Net	1985
4	4407 Bee Caves Rd	15,000	2,469	$21.00	100%	Net	2001

	Average	42,399	4,037	$17.50	69%

Comparable 1 is an office building located near the intersection of Westbank Drive and Capital of Texas Hwy.  This building was built in 1985 and renovated in 1989.  The most recent lease was signed in July 2007 for a 5,881 sf office space at $16.00/sf on a net lease basis for a one year term.  The building is reported to be 84% occupied.

Comparable 2 is a three-story office building located at 3101 Bee Caves Road.  The building was constructed in 1986 and contains 54,610 sf of net rentable area.  A lease for 3,783 sf was signed on 7/23/2007 at a rental rate of $16.00/sf/yr on a net lease basis.

Comparable 3 is a three-story office building located at 1120 Capital of Texas Hwy.  The building was constructed in 1985.  The building is currently 30% occupied.  A 4,016 sf space was leased 8/02/2006 at a rate of $17.00/sf on a net lease basis.  ..

Rental 4 is an office condo located at 4407 Bee Caves Road.  The building is presently 100% occupied.  A recent lease was signed on 8/01/2007 for a 2,469 sf space at a rental rate of $21.00/sf for a three-year term on a net lease basis.

Based on the preceding data, the comparable office rents indicate a market rental rate range of $16.00/sf to $21.00/sf, with an average of $17.50/sf.  Given the location and quality of construction, we have determined a rental rate near the high end of the range is reasonable for the subject’s office space and have concluded a market rate of $21.00/sf for the office portion of the subject building.

As can be seen in our comparable rentals, none were leases of bank facilities.  Our attempts to gather comparable data for similar bank facilities proved to be somewhat limited since our research revealed the majority of banks are owner occupied, or owned through holding companies and we were unable to gather any lease information.  However, we were able to gather a limited amount of data from which we have estimated a market rental rate for the bank portion of the subject building.

Treaty Oak Bank provided details on a current lease of one of their branch banks and one proposed branch bank to be located within a new proposed re-development on the site of Concordia University.  The Treaty Oak Bank at Barton Creek has a 15-year lease beginning in December 2007 with a base rate of $32.50/sf and an effective rate of $37.00/sf over the term of the lease.  In addition we confirmed a recent sale of a 15-year ground lease of a new bank in Georgetown.  The base rental rate is $26.24/sf and the effective rate over the 15-year term is $27.55/sf on a net basis.

Additionally, we have privileged information on three bank leases, however, due to confidentiality, only limited terms of these leases are shown below.  It should be noted that the following leases are older leases but are considered to be representative of typical bank leases.

Bank A is a branch bank of a large Alabama-based bank currently expanding throughout the central Texas area.  This bank recently occupied 4,500 sf with a three-lane drive-through bank facility on Bee Caves Road in the subject’s sub-market area.  The base rent was $23.50/sf on a net basis with annual escalations over a ten-year term resulting in an effective rental rate of $26.88/sf.

Bank B is also a large national bank that has leased space in the subject’s sub-market area.  This lease was for 4,700 sf.  This lease has an initial term of 20 years with four five-year options (potential of 40 years).  Rent for the first five years of the initial term is $180,010 per year, or $38.30/sf.  This rent increases 10% at the end of each five-year period resulting in an effective rental rate of $46.56/sf on a net lease basis.

Bank C is a branch of a large Texas-based bank.  This bank space is 4,000 sf in an approximately 74,000 sf GBA building on Bee Caves Road in the subject’s sub-market area.  This lease was signed in 1999 with an initial term of 20 years with four five-year options (potential of 40 years).   This lease has a base rent of $27.75/sf on a net basis for 10 years then escalating at five-year intervals at a rental rate determined by market rates at the time of escalation.

Based on this limited information provided by these three bank leases and supported by the bank lease information supplied by Rodger Anderson with United Commercial, these four bank leases indicate a range of $26.88/sf to $46.56/sf with an average of $34.30/sf.  Therefore, it would appear the subject’s bank space could be leased at an effective rental rate of $32.50/sf, which is considered to be within market rates for bank facilities in the subject market area.

As additional support we acquired lease data on four other banks from the San Antonio, Dallas and Houston areas.  The four banks included Compass Bank, Millennium Bank, Washington Mutual and Chase Bank.  These four leases began within the last two years and indicated base year rental rates of $24.00/sf, $28.67/sf, $30.00/sf and $33.25/sf.  All have escalations after the first 5-year period.  The two lowest rental rates were located in Humble, Texas and Pasadena, Texas, both in the Houston area.  All leases are net leases.

Based on the above discussions, we have concluded the subject building, on the open market could achieve market rental rates of $21.00/sf for its office space and $32.50/sf for the bank space on a net lease basis.  The blended rate is calculated to be $24.60/sf.

Potential Gross Income Estimate

Office Space	10,580	sf	x	$21.00	$222,180
Bank Space	4,820	SF	x	$32.50	$156,650

	15,400	SF			$378,830

	Average Rent Per SF				$24.60

Existing Leases & Asking Rent of Subject:  The subject building occupied under a master lease indicating PGI Equity Partners LP as Landlord and Treaty Oak Holdings, Inc. as Tenant.  Treaty Oak Holdings, Inc. then sub-leased the building to Treaty Oak Financial Services and Treaty Oak Bank.  The appraiser has been provided with a copy of a master lease indicating that the entire building to be leased at a flat rental rate of $24.00/sf for a 15-year period.  As indicated above, the building is subject to two subleases.  The subject subleases are considered to be “non-arm’s length” transactions due to the limited partnership relationship between Treaty Oak Bank, Treaty Oak Financial Services and PGI Equity Partners, LP.  Therefore, the subject is considered to be 100% owner occupied.  As stated, the subject improvements are two adjacent, connected buildings.  The leases indicate the bank operation to occupy 7,000 sf and the financial services operation to occupy 8,400 sf.  The bank lobby portion of the building is approximately 4,820 sf; and the remaining 2,180 sf of bank offices, board of director’s offices, and boardrooms are located in the financial services area of the subject building.  The blended rate for the two spaces is calculated to be a flat rate of $24.00/sf on a net basis for 15 years.

Potential Gross Income Conclusion:  Since the estimated market rental rate was similar to the subject’s current rental rate, the subject potential gross income was based on the master lease on the subject property indicating a rental rate of $24.00/sf.  The subject’s first year potential gross income is calculated as follows.

Potential Gross Income

15,400	SF	x	$24.00	=	$369,600

Vacancy & Collection Loss Estimate

Comparable Property Vacancy Survey:  An office survey by The CoStar Group, prepared as of 3rd quarter 2007, showed the Austin office market citywide to have a vacancy rate of about 12.1%.  The southwest (SW) sub-market, which encompasses the subject neighborhood, has a current average vacancy rate of 10.5%.  See the market rent and occupancy discussion on Pages 44 and 45.  The four office comparable rentals we utilized from the subject’s immediate neighborhood in our analysis indicate occupancy rates of 30% to 100%.

Vacancy History of Subject:  The subject is 100% occupied.  Due to the intra-relationship between PGI Equity Partners and Treaty Oak Bank and Treaty Oak Financial Services, the subject is considered to be 100% owner occupied.

Vacancy & Collection Loss Conclusion:  The rent comparables indicate an average occupancy rate of 89.5% for general office space in the immediate neighborhood.  With projections of a continued strong market throughout the Austin area and the highly desirable subject location, we have shown an average vacancy and collection loss rate of 5% as being reasonable for the subject.

Expenses:  Expenses will vary based on the tenant and managerial abilities of the owner.  In this appraisal, we assumed typical office and bank tenants and competent management.  We have been provided with the 2006 and current 2007 year-to-date operating expense information for the subject building.  The sales comparables also indicate a similar estimate for expenses.  Our analysis of the general office rental market indicated that rentals were being lased on both full service and net lease expense basis.  The subject “as is” is also leased on a net lease basis whereby all operating expenses associated with the subject property are passed through to the tenant.  In the following proforma, we have shown all operating expenses being passed through to the tenant.

Fixed Operating Expenses:

Taxes:  The real estate taxes on the subject building for 2006 were $54,981.58, or approximately $3.57/sf of improved space based on an assessed value of $2,426,907.  The tax rate for 2006 was $2.2655/$100 in assessed value.  The subject has an assessed value for 2007 of $2,404,134, down slightly from the 2006 assessment.  As of the date of this report the 2007 tax rates have not been set therefore we have estimated a small increase of 1% in the tax rate for 2007 over the 2006 tax rate of 2.2655, or 2.2882/$100 in assessed value.  The taxes for the subject building in 2007 are estimated to be approximately $55,011, or $3.57/sf.

Insurance:  The actual insurance expense for the subject in 2006 was approximately $0.40/sf.  The 2007 expense projection indicates a slight increase to $0.43/sf and has been used in our proforma.

Variable Operating Expenses:

Management:  Fees are typically based on a percentage of the effective gross income that a property produces.  These fees include personnel (off-site) for handling expenses and debt service payments and professional general supervision for the handling of everyday problems associated with building operations.  Based upon data in our files and from past estimates from professional management firms, this fee generally ranges from 1% to 5% of effective gross rental income for most buildings in Austin.  The amount shown in the estimated expense projection provided to the appraiser indicates an expense of approximately 3.5%.  Therefore a management fee of 3.5% of effective gross rental income was estimated for the subject for the upcoming year.

Utilities:  Utility expenses include electricity, water, gas, trash collection, and sewer and will fluctuate with occupancy.  This expense for the subject in 2006 was $40,509, or approximately $2.63/sf.  The projected expenses for 2007 are shown to be lower than the 2006 expenses due to the Austin area experiencing unseasonably milder and wetter weather in 2007, therefore, we have shown an estimated utility expense for 2007 of $2.20/sf.

Janitorial:  This expense estimate includes payroll/contract, cleaning supplies, and any miscellaneous expenses for the interior of the building.  This is an expense that also fluctuates with occupancy.  Janitorial expense for the subject in 2006 was $1.04/sf.  The projected 2007 expense is shown to be $1.20/sf.

Maintenance & Repair:  The maintenance and repair expense estimate includes repairs to the heating/AC, electric, plumbing, elevator, exterior, roof, any supplies needed, payroll for the employment of people to oversee and provide such maintenance as is required, and any miscellaneous items.  Maintenance and repair expense on the office building for 2006 was $1.09/sf.  The projected 2007 figures for this expense are $1.34/sf.

Contract Services:  This category includes all expenses associated with the use of out-side services including security, elevator servicing, window washing, answering services, fire alarm, sweeping, pest control and lawn service and interior plants.  These expenses for 2006 were $17,195, or approximately $1.12/sf.  The 2007 expense was projected to be $22,031, or approximately $1.43/sf.

Non-operating Expenses (Capital Expenditures):

Reserves for Replacements:  The reserve for replacement expense is a fund that is established for the eventual replacement of long-lived building components that have shorter physical lives than the remaining economic life of the “bone structure” of a building.  Examples of reserve items would be roofs and HVAC.  This expense usually is not included directly as part of the normal operating expenses.  Certain investors, however, will occasionally include some of the expense items that we have estimated for this fund (e.g. replacement of air-conditioning compressors) as part of the maintenance and repair expense.  Expenses in this fund are not generally calculated as part of an expense stop in a full service lease or as a reimbursable expense in a net lease.

The reserve for replacement is predicated upon the establishment of a sinking fund at a safe rate to replace building components as they wear out.  This expense is typically referred to as a “below the line” expense affecting the net cash flow rather than the net operating income (NOI).  Since the subject’s components are new, we have shown a nominal expense of $0.10/sf to allow for replacements at some point in the future.  We have shown this expense as a reimbursable expense in both our direct capitalization model and in our DCF model.

Finish-Out:  Finish-out and renovation expenses are generally classified separately from the usual annual operating expenses as they may or may not be incurred every year.  Finish-out expenses, on office space that has never been finished-out, range on average from $15.00/sf to $30.00/sf.  Finish-out or renovation allowances on space that has been previously finished-out, but is in need of renovation due to deterioration or the requirements of new tenants, will vary.  It will generally range, however, from $2.00/sf to $10.00/sf for tenants signing leases of three to ten years.  Properties will require periodic renovation due to normal wear and tear of wall coverings and the changing space requirements of tenants.  This expense is not considered to be an operating expense.  It is typically referred to as a “below the line” expense affecting the net cash flow rather than the net operating income (NOI).  As such, we have not deducted this expense from our direct capitalization model but have included it in our DCF model.  Given the long-term lease we have shown a nominal expense of $2.00/sf finish out allowance for second-generation space to be considered reasonable.  The reversion in our DCF analysis is capitalized before the deduction of Tenant Improvements.

Leasing & Marketing:  Leasing commissions, like finish-out expenses, are often classified separately from the usual annual operating expenses as they may or may not be incurred every year and are generally not included as items comprising contractual expense stops.  Typically, leasing expenses are 3% to 4% of the lease amount over the life of the lease and 2% to 4% of the lease amount for renewals.  The expense is often paid up front at the time the tenant takes occupancy, but can also be amortized or paid out over the length of the lease.  Leasing expenses are not incurred when the property is leased through the efforts of in-house management or staff.  Leasing expenses for the subject have been estimated at 3.0% for new and 2% renewing tenants based primarily on the subject’s historical operating statements.  They have only been included in our DCF as they, too, are considered “below the line” expenses.  The reversion in our DCF analysis is capitalized before the deduction of Leasing Commissions.

Total Expenses:  Total operating expenses for the subject, excluding capital expenditures, in the upcoming year are estimated at $10.08/sf.  Based upon the appraiser’s knowledge of other commercial projects, the total expense amount estimated for the subject is reasonable and falls within a range typical for the current Austin market.

First Year Income & Expense Proforma

The proforma income statement shown in the following chart calculates the subject’s net operating income based on market rent by deducting the preceding discussed expenses from the subject’s potential gross income and adding the estimated reimbursable expenses on a net lease basis to the subject’s potential net income.

STABILIZED INCOME/EXPENSE PROFORMA (MARKET RENT & STABILIZED OCCUP.)

Total Net Rentable Area:			15,400		Per SF of
Office Space			10,580
Bank Space			4,820

Market Rent					Total NRA
Office Space (Net Basis)	10,580 sf	x	$24.00	$253,920
Bank Space (Net Basis)	4,820 sf	x	$24.00	$115,680
Potential Gross Income				$369,600	$24.00
Less Vacancy & Collection Loss:			5%	$(18,480)	$(1.20)
				$351,120
Reimbursibles				$147,424
Effective Gross Imcome				$498,544	$32.37

Less Expenses:
Fixed Operating Expenses:
Taxes			$3.57	$(54,978)	$(3.57)
Insurance			$0.43	$(6,622)	$(0.43)
Variable Operating Expenses
Management			3.5%	$(12,289)	$(0.80)
Utilities			$2.20	$(33,880)	$(2.20)
Janitorial			$1.20	$(12,696)	$(0.82)
Maintenance & Repairs			$1.20	$(12,696)	$(0.82)
Contract Services			$1.43	$(22,022)	$(1.43)
Subtotal Operating Expenses:			$(10.08)	$(155,183)	$(10.08)

Total Expenses:				$(155,183)	$(10.08)

Net Operating Income:				$343,361

Direct Capitalization Analysis

This method is used to convert a single year’s income expectancy, or an annual average of several years’ expectancies, into an indication of value by dividing the net income estimate by an appropriate capitalization rate.  This capitalization rate is also known as an overall rate.

Going-In Capitalization Rate Estimate:  The overall rate is a percentage derived by dividing the annual net operating income produced by the property by the sales price paid for the property.

NOI

Sales Price = Overall Rate

From an investor’s viewpoint, the overall rate is the fraction of the total investment that must be collected each year, on the average, to service debt and to compensate for depreciation or appreciation.  Due to the difficulty in obtaining reliable net operating income data at the time of sale or the investor’s projections of what he could get, this method is sometimes difficult to use in today’s market.  The net operating income of comparable properties often must be estimated by using expense ratios and occupancy percentages common in the subject market at the time of sale.  Often, two overall rates are estimated for a comparable sale.  These are the dynamic or actual overall rate and the proforma or market overall rate.  Depending on how close a property is to market rates and occupancies can dramatically affect the spread or similarity between these rates.  Thus, when a leased fee interest exists in a property that is significantly lower than the market value of the fee simple interest, the dynamic overall rate will generally be significantly lower than the market overall rate.  The spread is indicative of a property with existing leases below market and expectations that these rates will rise to a market level.  The following chart shows a summary of the comparables employed in our analysis with their market overall rates.

COMPARABLE SALES SUMMARY

No.	Project	Date of Sale	NRA (SF)	Percent Occupied	Price/SF	Y.O.C.	GIM	OAR
1	1111 N. IH-35, Round Rock	Mar-07	27,154	100%	$131.24	1980	9.60	9.80%
2	1044 Liberty Park, Austin	Sep-06	13,684	100%	$200.00	1998	9.50	6.20%
3	3321 Bee Caves Rd., Austin	Mar-06	11,764	100%	$154.79	1985	8.60	7.60%
4	8121 Bee Caves Rd., Austin	May-05	11,343	100%	$185.14	2000	12.80	7.20%

	Average		15,986		$167.79		10.13	7.70%

The overall rates of the comparable sales range from 6.2% to 9.8% with a mean of 7.70%.  Nationally, the going-in capitalization rates shown in the “National Real Estate Investment Criteria” chart (located in DCF Analysis section) for office properties ranged from 5.0% to 10.5% with an average of 7.24%.  The market overall rates are similar to the rates reported in the national survey of similar properties.  Given the subject’s long term lease and being owner occupied, we have reconciled an overall rate of 7.5% as being reasonable for the subject.

Direct Capitalization Conclusion:  The first year net income for the subject has been estimated at $343,361.  Capitalizing its stabilized first year net operating income by 7.5% yields a value indication for the subject through the direct capitalization method of $4,575,000 (R).  The following chart summarizes this calculation.

DIRECT CAPITALIZATION CALCULATIONS

NOI	$343,361
Rate = Value	7.50% =	$4,578,147

		$4,575,000 (R)

DISCOUNTED CASH FLOW ANALYSIS (ARGUS DCF MODEL)

The discounted cash flow estimates the present value of the property’s anticipated net income-streams and ultimate sale proceeds over an established holding period.  As a basis for income projections, the method relies on the previously estimated market rent and expense data, consumer price index trends, and market trends.  The model in this report uses market rents for vacant space and existing contract rents to arrive at a leased fee indication for the subject.  The

DCF model incorporate additional expenses not considered in the direct capitalization model and also consider the sale of the property in the future.

A brief discussion of the:  1) holding period, 2) discount rate, 3) terminal capitalization rate, 4) income projections, 5) absorption projections, 6) expense projections, and 7) sales commission and closing costs follows.  Charts summarizing the discounted cash flow conclusion and major input data are located at the end of this section.  A more detailed presentation of the assumptions, calculations, and charts generated by the ARGUS discounted cash flow analysis are included in the addenda.  ARGUS is a nationally recognized software program designed for sophisticated financial modeling of commercial properties.  It can be used for sensitivity analysis, valuation, and feasibility analysis.

Basic Assumptions of Discounted Cash Flow:  Information on current real estate capitalization rates, discount rates, mortgage rates and other economic indicators have been abstracted from recent issues of the Korpacz Real Estate Investor Survey and certain other sources believed reliable to help show support for our discounted cash flow assumptions.  This information is shown in the following two charts.  The first chart reflects national investor attitudes toward required rates of return and future changes in rents and expenses.  The second chart shows economic indicators nationwide with respect to such indicators as mortgage rates and bond yields.

NATIONAL REAL ESTATE INVESTMENT CRITERIA

	Strip Shopping Center		Suburban Office		Warehouse		Apartment
	Range	Average	Range	Average	Range	Average	Range	Average
Discount Rate (IRR)	6.0-10.0%	8.34%	7.0-12.5%	8.82%	5.50-11.5%	7.88%	6.0-12.0%	8.33%
Going-In Cap Rate	5.70-9.0%	7.20%	5.0-10.50%	7.24%	5.0-8.50%	6.53%	3.50-8.0%	5.76%
Market Rent Change	1.2-3.9%	2.86%	0.0-8.0%	3.14%	0-10.0%	2.98%	0 - 9.0%	3.51%
Expense Change Rate	3.0-4.0%	3.10%	2.5- 4.0%	3.07%	2.0-3.5%	3.00%	2.0-3.75%	2.86%
Residual Cap Rate	6.00-10.0%	7.75%	6.0-11.0%	7.95%	6.0-10.0%	7.33%	4.50-8.50%	6.56%

Source: Real Estate Investor Survey, Korpacz & Assoc., Survey Date: 3rd Qtr. 2007

NATIONAL YIELD AND ECONOMIC INDICATORS

	2000	2001	2002	2003	2004	2005	2006	2007	2007
	Average	Average	Average	Average	Average	Average	Average	April	July
Long-Term Mortgage Rates*	8.43%	7.16%	7.02%	5.87%	6.08%	5.57%	6.45%	6.40%	7.44%

10 Year Treasuries	6.10%	4.96%	4.71%	3.86%	4.21%	4.29%	4.76%	4.65%	5.00%

Annualized CPI Changes#	3.41%	2.11%	2.02%	2.03%	3.16%	4.30%	1.32%	8.50%	3.09%

Korpacz Yield Indicators^	11.29%	11.54%	11.56%	11.00%	10.28%	9.43%	8.81%	8.41%	8.33%

*Average rate for commercial loans with a 10+ year return

#Quarterly changes are annualized based upon change from previous quarter.

^A composite IRR average of the markets surveyed

Holding Period Estimate:  Investors typically will use a five to ten year holding period when making projections for properties through the discounted cash flow method.  A ten-year projection period was selected for the subject.

Discount Rate Estimate:  In this context, the discount rate is generally the rate required to attract funds into a particular real estate investment.  It is, in essence, an opportunity cost for these invested dollars.  Two methods were used to estimate an appropriate discount rate for the subject.  The first estimate was based on information from investors, brokers and lenders on what discount rates were being used in the market.  This data was derived from the preceding “National Real Estate Investment Criteria” chart and from interviews with local investors and brokers.  The second involved building a discount rate through a band of investment technique of the mortgage rate and equity yield rate.

The “National Real Estate Investment Criteria” chart is based upon interviews with institutional investors across the country.  It indicates that investors of most types of office buildings are typically using discount rates in the 7.0% to 12.5% range with an average around 8.82%.  Local real estate brokers, lenders, and investors contacted generally indicated that discount rates of 9.0% to 12.0% were appropriate for most improved commercial properties in the Austin area.

The band of investment or blended technique was the second method used to estimate a discount rate for the subject.  This technique assumes that the discount rate or opportunity cost is a blend of debt and equity funds with appropriate or satisfactory return to each of these components.  Loan to value ratios and mortgage rates utilized were estimated from conversations with local lenders and from published national mortgage data.  The equity yield rate was estimated from conversations with investors and brokers active in the local market and from analysis of past sales.  A discount rate from the blend of the mortgage rate and equity yield rate was estimated in the following manner.

	Mortgage & Equity Proportion		Required Rate		Weighted Rate
Mortgage	70%	x	7.00%	=	0.049
Equity	30%	x	18.00%	=	0.054

Total	100%				10.30%

The “National Real Estate Investment Criteria” chart and discussions with local investors and brokers supported a discount range for the subject in the 7.0% to 12.5% range, and the band of investment technique indicated a discount rate of 10.3%.  Given the strong market for bank space, a discount rate of 9.0% was estimated as reasonable for the subject.

Terminal Capitalization Rate Estimate:  This is the capitalization rate used to estimate the resale or reversion value at the end of the holding period.  The going-in cap rate estimated previously for the subject was 7.5% and was derived after considering local and national data.  The “National Real Estate Investment Criteria” chart, which was referred to in arriving at the discount rate, indicated office investors typically are using residual capitalization rates for similar buildings from 6.0% to 11.00%, with an average of 7.95%.  A terminal cap of 8.0% was selected as reasonable for the subject.

Income Projections:  As indicated, the subject is encumbered with a long-term master lease at a rate of $24.00/sf and this rate has been utilized in our analysis.

Vacancy & Collection Loss Projections (Absorption):  Given the long-term master lease in place, we have not shown a vacancy rate in our DCF.  But, we have given a nominal 2.5% collection loss.

Operating & Non-operating Expense Projections:  The same expenses previously estimated for the subject for its first year have been used in the discounted cash flow analysis.  These expenses included also the additional “below the line” expenses which are reserves for replacement, tenant improvements (finish-out), and leasing commissions.  The “National Real Estate Investment Criteria” chart indicates that investors are typically projecting 3.0% to 5.0% annual increases in expenses for commercial projects.  The consumer price index has recently been increasing at about 2-5% per year.  Due to expected continuing inflation in this range, we estimated that operating expenses for the subject would increase on average 2.5% per year over the holding period.

Sales Commission Estimate:  We estimated a 8% cost of selling the subject building at the end of the holding period.  It could be slightly more or less, depending on the market conditions at that time.  Over the long run, sales commissions and closing costs have tended toward 3% to 8%.

Discounted Cash Flow Conclusion:  The following three charts summarize the major assumptions and conclusions of the ARGUS discounted cash flow.  The ARGUS cash flow analysis indicates a value for the subject of $3,975,000 (R).

Property Summary Report

Timing & Inflation
Reporting Period:	October 1, 2007 to September 30, 2017; 10 years
Inflation Month:	Analysis Start
General Inflation Rate:	2.50%

Property Size & Occupancy
Property Size:	15,400 Square Feet
Alternate Size:	1 Square Foot
Number of rent roll tenants:	2
Total Occupied Area:	15,400 Square Feet, 100.00%, during first month of analysis

General Vacancy
Method:	Percent of Potential Gross Revenue
Rate:	0.00%

Credit & Collection Loss
Method:	Percent of Potential Gross Revenue
Rate:	2.50%

Property Purchase & Resale
Purchase Price:	—
Resale Method:	Capitalize Net Operating Income
Cap Rate:	8.00%
Cap Year:	Year 11
Commission/Closing Cost:	$351,981
Net Cash Flow from Sale:	$4,047,782

Present Value Discounting
Discount Method:	Annually (Endpoint on Cash Flow & Resale)
Unleveraged Discount Rate:	9.00%
Unleveraged Present Value:	$3,975,947 at 9.00%

Prospective Present Value

Cash Flow Before Debt Service plus Property Resale

Discounted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period

Analysis Period	For the Year Ending	Annual Cash Flow	P.V. of Cash Flow @ 9.00%
Year 1	Sep-2008	$353,740	$324,532
Year 2	Sep-2009	353,584	297,605
Year 3	Sep-2010	353,425	272,909
Year 4	Sep-2011	353,258	250,257
Year 5	Sep-2012	353,091	229,484
Year 6	Sep-2013	352,917	210,433
Year 7	Sep-2014	352,739	192,961
Year 8	Sep-2015	352,553	176,934
Year 9	Sep-2016	352,370	162,241
Year 10	Sep-2017	352,179	148,764

Total Cash Flow		3,529,856	2,266,120
Property Resale @ 8% Cap Rate		4,047,782	1,709,827

Total Property Present Value			$3,975,947

Rounded to Thousands			$3,976,000

Per SqFt			258.18

Percentage Value Distribution

Assured Income			59.17%
Prospective Income			-2.17%
Prospective Property Resale			43.00%
			100.00%

Software : ARGUS Ver. 13.0.0 (Build: 13000-A)
File : 2007 Treaty Oak Bank
Property Type : Office & Retail
Portfolio :

Schedule Of Prospective Cash Flow
In Inflated Dollars for the Fiscal Year Beginning 10/1/2007

For the Years Ending	Year 1 Sep-2008	Year 2 Sep-2009	Year 3 Sep-2010	Year 4 Sep-2011	Year 5 Sep-2012	Year 6 Sep-2013	Year 7 Sep-2014	Year 8 Sep-2015	Year 9 Sep-2016	Year 10 Sep-2017	Year 11 Sep-2018
Potential Gross Revenue											
Base Rental Revenue	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600	$369,600
Scheduled Base Rental Revenue	369,600	369,600	369,600	369,600	369,600	369,600	369,600	369,600	369,600	369,600	369,600
Expense Reimbursement Revenue											
Real Estate Taxes	54,984	56,359	57,768	59,212	60,692	62,210	63,765	65,359	66,993	68,668	70,385
Insurance	6,622	6,789	6,958	7,132	7,310	7,493	7,680	7,872	8,069	8,271	8,477
Management	18,515	18,652	18,792	18,935	19,082	19,232	19,387	19,545	19,707	19,873	20,044
Utilities	33,884	34,731	35,599	36,489	37,402	38,337	39,296	40,277	41,285	42,317	43,375
Janitorial	18,482	18,944	19,418	19,903	20,401	20,911	21,434	21,969	22,519	23,082	23,659
Maintenance	18,482	18,944	19,418	19,903	20,401	20,911	21,434	21,969	22,519	23,082	23,659
Contract Services	22,024	22,575	23,140	23,718	24,311	24,919	25,542	26,180	26,835	27,506	28,193
Total Reimbursement Revenue	172,993	176,994	181,093	185,292	189,599	194,013	198,537	203,171	207,927	212,799	217,792
Total Potential Gross Revenue	542,593	546,594	550,693	554,892	559,199	563,613	568,137	572,771	577,527	582,399	587,392
Collection Loss	(13,565)	(13,665)	(13,767)	(13,872)	(13,980)	(14,090)	(14,203)	(14,319)	(14,438)	(14,560)	(14,685)
Effective Gross Revenue	529,028	532,929	536,926	541,020	545,219	549,523	553,934	558,452	563,089	567,839	572,707
Operating Expenses											
Real Estate Taxes	54,978	56,352	57,761	59,205	60,685	62,203	63,758	65,352	66,985	68,660	70,376
Insurance	6,622	6,788	6,957	7,131	7,309	7,492	7,679	7,871	8,068	8,270	8,477
Management	18,516	18,653	18,792	18,936	19,083	19,233	19,388	19,546	19,708	19,874	20,045
Utilities	33,880	34,727	35,595	36,485	37,397	38,332	39,290	40,273	41,279	42,311	43,369
Janitorial	18,480	18,942	19,416	19,901	20,398	20,908	21,431	21,967	22,516	23,079	23,656
Maintenance	18,480	18,942	19,416	19,901	20,398	20,908	21,431	21,967	22,516	23,079	23,656
Contract Services	22,022	22,573	23,137	23,715	24,308	24,916	25,539	26,177	26,832	27,502	28,190
Reserves	2,310	2,368	2,427	2,488	2,550	2,614	2,679	2,746	2,815	2,885	2,957
Total Operating Expenses	175,288	179,345	183,501	187,762	192,128	196,606	201,195	205,899	210,719	215,660	220,726
Net Operating Income	353,740	353,584	353,425	353,258	353,091	352,917	352,739	352,553	352,370	352,179	351,981
Leasing & Capital Costs											
Leasing Commissions											
Total Leasing & Capital Costs											
Cash Flow Before Debt Service & Taxes	$353,740	$353,584	$353,425	$353,258	$353,091	$352,917	$352,739	$352,553	$352,370	$352,179	$351,981

Conclusion of Income Approach

The discounted cash flow and direct capitalization methods have been used in the income approach to estimate the value of the subject.  Their value indications were as follows:

Direct Capitalization	$4,575,000
Discounted Cash Flow	$3,975,000

The discounted cash flow analysis takes a property’s net operating incomes and sales proceeds at reversion over a given holding period and discounts the cash flow back to the present to arrive at a current market value.  This method accommodates properties that are in markets that are unstable and have fluctuating income patterns.  Purchasers of commercial properties, particularly high quality properties, often rely on this method.  This method is also the best indicator of the market value of the leased fee interest because it employs the actual lease terms of the subject.

The direct capitalization method estimates a property’s first year net operating income and capitalizes it by an appropriate capitalization rate to arrive at an indication of value.  This technique is most reliable in a market where net operating incomes or properties are stable.  Its major weakness is that it depends heavily on the estimate of the first year net income and does not directly take into consideration future changes in the income stream.

In the final analysis we have given the direct capitalization method the greatest emphasis as it best reflects the estimated current value of the subject.  In our analysis via the discounted cash flow method, the subject’s master lease is a flat rate for a 15-year period.  When a discount rate is applied over the holding period, the indicated value results in a value significantly lower than our estimated value via the direct capitalization method.  Therefore, we have given greater weight to the value estimate via the direct capitalization method.  The final value estimate of the subject through the income approach is:

FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS

($4,500,000)

RECONCILIATION & FINAL VALUE ESTIMATE

All three of the usual approaches to value were used and data for each of the approaches was generally adequate and reliably verified.  It is considered good practice among professional appraisers to use three basic approaches in valuing real estate:  these being the sales comparison approach, cost approach, and income approach.  If each approach could be done exactly correct, each would give exactly the same answer.  Since appraising is not an exact science, but rather a matter of estimating value and not determining value, those in the appraisal profession use the three basic approaches in order to be as exact as possible and to have a check, one against the other.

The values indicated by these three approaches for the subject property as improved were:

Sales Comparison Approach	$4,400,000
Cost Approach	$4,030,000
Income Approach	$4,500,000

Sales Comparison Approach (Improved):  The sales comparison approach (improved) can be a very useful tool when sufficient market data exists that can be compared to the subject property.  The appraiser was unable to locate comparable bank sales in the Austin area and therefore utilized recent sales of office buildings.  After adjusting the sales, this approach was thought to provide a reasonable indicator of value for the subject, since it reflects directly the actions of investors in the marketplace.  As additional support, a nationwide search of bank sales turned up six sales that supported a value on a price per square foot that exceeded our concluded value via the sales comparison approach.  Due to a lack of bank sales in the Austin area, this approach was given the least weight in the final analysis.

Cost Approach:  The cost approach can be a relatively accurate indicator of value when a property is new and contains little depreciation.  The cost new is also open to error as the appraiser is not a professional construction cost estimator, and cost estimates for projects often vary from 10% to 20% or more even among professional contractors.  In the final analysis, the least amount of weight has been given to this approach.

Income Approach:  The income approach indication was provided by utilization of the discounted cash flow and direct capitalization methods.  The most difficult area in these approaches is the derivation of a reasonable net operating income stream for the subject as well as the selection of appropriate rates to apply, whether they be a discount rate, occupancy rates, capitalization rate or income and expense growth rates.  The appraiser attempted to select rates that best represented investor expectations; however, it is significantly difficult to project future absorption and rental rates.  The direct capitalization and discounted cash flow methods were considered relatively good indictors of the subject value with emphasis placed on the discounted cash flow method which considers the actual leases terms in the subject property.

Based upon the comparison of the strengths and weakness of each of the approaches, the greatest weight in estimating the market value of the subject was given to the income approach to value.  The income approach is considered to be a reliable indicator of value for the leased fee interest in the subject property.  As the comparable sales were also income-producing properties with leases, these comparables also reflect the fee simple interest.

The value conclusion via the Sales Comparison Approach indicated a value of $4,400,000 and the Income Approach indicated a value conclusion of $4,500,000.  We have placed greatest emphasis on the income approach and have concluded the most probable market value of the fee simple interest in the subject property “as is” on October 10, 2007 is estimated at:

FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS

($4,500,000)

As indicated, the subject is encumbered by a long term, flat rate lease.  We have concluded that the lease in place creates a leased fee interest in the subject property.  The discounted cash flow method in the Income Approach utilized the current lease in place and indicated a value of $3,975,000.  As shown in the Sales Comparison Approach — Improved, we utilized a second adjustment grid reflecting the effect on value of the long term lease.  This grid indicated a value of $4,100,000.  Therefore, we have concluded the most probable value of the leased fee interest in the subject property “as is” as of October 10, 2007 to be estimated at:

FOUR MILLION DOLLARS

($4,000,000)

CERTIFICATION

We certify that, to the best of our knowledge and belief:

1.                             The statements of fact contained in this report are true and correct.

2.                             The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3.                             We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

4.                             We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5.                             Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6.                             Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7.                             Our analyses, opinion, and conclusion were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

8.                             Harold E. Sundbeck and Larry H. Decovic, MAI, SRA have made a personal inspection of the property that is the subject of this report

9.                           No one provided significant professional assistance to the persons signing this report.

10.                       The use of this report is subject to requirements of the Appraisal Institute relating to review by its duly authorized representatives.  Larry H. Decovic, MAI, SRA, has completed the requirements of the continuing education program of the State of Texas.

11.                       We are of the opinion that, as of October 10, 2007, the “AS IS” market value of the fee simple interest in the subject is estimated at $4,500,000 and the leased fee interest is estimated at $4,000,000.

Harold E. Sundbeck	Larry H. Decovic, MAI, SRA
Staff Appraiser	Director of the Valuation Group
State Certified General R. E. Appraiser	State Certified General R. E. Appraiser
#TX-1326117-G	#TX-1320138-G

ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

General Conditions

1.             The reviewer of this report is associated with the Appraisal Institute and the Bylaws and Regulations require each member to control the use and distribution of each appraisal report signed by such member.   Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared; however, portions of this appraisal report shall not be given to third parties without prior written consent of the signatory of this appraisal report.  Further, neither all nor part of this appraisal shall be disseminated to the general public by the use of advertising media, public relations media, news media, sales media or other media for public communication without the prior written consent of the signatory of this appraisal report.

2.             That the term market value as used herein, is defined as:  The most probable price in terms of money which a property should bring in competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each, acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.  Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (1) buyer and seller are typically motivated; (2) both parties are well informed or well advised, and each acting in what they consider their own best interest; (3) a reasonable time is allowed for exposure in the open market; (4) payment is made in cash in US dollars or in terms of financial arrangements comparable thereto; and (5) the price represents a normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

3.             That the date of value to which the opinions expressed in this report apply is set forth in the letter of transmittal.  The appraiser assumes no responsibility for economic or physical factors occurring at some later date which may affect the opinions herein stated.

4.             That no opinion is intended to be expressed for legal matters or that would require specialized investigation or knowledge beyond that ordinarily employed by real estate appraisers, although such matters may be discussed in the report.

5.             That no opinion as to title is rendered.  Data on ownership and the legal description were obtained from sources generally considered reliable.  Title is assumed to be marketable and free and clear of all liens and encumbrances, easements and restrictions, except those specifically discussed in the report.  The property is appraised assuming it to be under responsible ownership and competent management and available for its Highest and Best Use.

6.             That no engineering survey has been made by the appraiser.  Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is assumed to exist.

7.             That maps, plats and exhibits included herein are for illustration only as an aid in visualizing matters discussed within the report.  They should not be considered as surveys or relied upon for any other purpose.

8.             That no opinion is expressed as to the value of subsurface oil, gas or mineral rights, and that the property is not subject to surface entry for the exploration or removal of such materials, except as is expressly stated.

9.             That if this appraisal is used for mortgage loan purposes, the appraiser invites attention to the fact that the equity cash requirements of the lender have not been analyzed; the loan ratio has not been suggested; and the amortization method and term have not been suggested.

10.           That if this appraisal has been limited at the request of the client for valuation of fractional property interest, the reported value or values herein relate to only its fractional interest in the real estate involved, and that the value of all other fractional interests may or may not equal the value of the entire fee simple estate considered as a whole.

Court Or Hearing Testimony

11.           That testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made at a reasonable time in advance.

12.           That if the date of value used herein is the date of trial, the appraiser reserves the right to consider and evaluate additional data that becomes available between the date of this report and the date of trial and to make any adjustments to the value opinions that may be required.

Title Report

13.           That if the title report was made available to the appraiser, he assumes no responsibility for such items of record not disclosed by his normal investigation.  However, the appraiser does not render an opinion on title and it is considered good for the purposes of this report.

Soil Or Geological Conditions

14.           That no detailed soil studies covering the subject property were available to the appraiser.  Therefore, premises as to soil qualities employed in this report are not conclusive but have been considered consistent with information available to the appraiser.

15.           That since earthquakes, floods, tornadoes and other potentially dangerous natural phenomenon are possible from time to time in the area, no responsibility is assumed, due to their possible affect on individual properties, unless detailed geological reports are made available.

Vacant Land

16.           That the appraisers have personally inspected the subject property find no obvious evidence of deficiencies, except as stated in this report.  However, no responsibility for hidden defects or conformity to specific governmental requirements such as zoning, fire, building and safety, earthquake, tornado, flooding, etc. can be assumed without provisions of specific professional or governmental inspections.

17.           That if this appraisal involves an analysis of differing geographical portions of the subject tract or tracts relative to their potential uses and values, the reported value or values relate to the whole, and the sum of the parts may or may not equal the value of the property as a whole.

Improved Property

18.           That the appraiser has personally inspected the subject property and finds no obvious evidence of structural deficiencies, except as stated in this report.  However, no responsibility for hidden defects or conformity to specific governmental requirements such as zoning, flood, fire, building and safety, earthquake or occupancy codes can be assumed without provisions of specific professional or governmental inspections.

19.           That although no termite inspection report was available, the appraisers personally inspected the subject property and found no significant evidence of termite damage or infestation.

20.           That no consideration has been given in this appraisal to personal property located on the premises, or to the cost of moving or relocating such personal property; only the real property has been considered.

21.           That consideration of equipment is as stated within the report.  And if consideration has been given in this appraisal to certain items of equipment located on the property and itemized herein, they are considered in the property valuation.

22.           That building and rental areas herein have been provided by the client or reliable sources and are believed to have been calculated in accord with standards developed by the American Standards Association as included in the Real Estate Appraisal Terminology.

23.           That income and expense data that was relied upon were provided by the client or sources that are felt to be reliable and no responsibility is assumed for other correctness.

24.           That the improvements are assumed to be within the lot lines and in accordance with local zoning and building ordinances.

25.           That, unless otherwise stated in the report, the subject property is assumed to be free of all hazardous materials affecting, or with the potential to affect said property’s.  The appraiser is unqualified to detect the presence of all hazardous materials, including asbestos and Urea-Formaldehyde foam insulation, and therefore assumes no responsibility for the presence of, or costs associated with the detection of such materials.  The presence of hazardous materials could affect the value estimated by this appraisal.

Miscellaneous and Other Data

Engagement Letter

Commercial Appraisal Group

American Realty Corp.
712 Congress Avenue
Austin, Texas 78701
Tel: 512.477.1312
Fax: 512.477.1593

AMERICAN
REALTY
CORPORATION

Project Management
Information Technology
Commercial Appraisal
Residential Appraisal

October 5, 2007

Mr. Jeffrey Nash, President & CEO

C/o Treaty Oak Bank

101 Westlake Drive

Austin, Texas 78746

Re:	The appraisal of the 15,851 square foot Office/Bank Building, known locally as “Treaty Oak Bank and Treat Oak Financial Services”, located at 101 Westlake Drive, West Lake Hills, Travis County, Texas.

Dear Mr. Nash:

Thank you for the opportunity to provide this proposal for appraisal services.  Per our initial conversation, the appraisal services required are a value estimate on the fee simple and leased fee interests in the above referenced property “as is”.

The appraisal will be a complete appraisal reported in a full narrative format.  Our fee for this assignment is $5,200.  In the event that information is supplied to us in a timely manner, this appraisal assignment will be completed in 3 weeks from the date of engagement.

This letter, when properly signed by all of the parties hereto, will constitute a retainer agreement between American Realty Corporation and Treaty Oak Bank under which American Realty shall provide appraisal services.

American Realty will maintain the confidentiality of all reports, opinions and advice (written or oral) given to Treaty Oak Bank in connection with the appraisal.

This Agreement may be executed and delivered by facsimile, and the production of a facsimile counterpart shall have the same force and effect as production of an originally executed counterpart for all purposes.

Mr. Jeffrey Nash

October 5, 2007

If you should have any questions regarding this assignment, please fee free to call me at (512) 477-1312.  Again, thank you for your business.

Best regards,

American Realty Corporation

/s/ Harold E. Sundbeck
Harold E. Sundbeck
Staff Appraiser
State Certified General R.E. Appraiser
#TX-1326117-G

The foregoing has been read, understood and approved, and the undersigned agrees to retain American Realty upon the terms and provisions contained herein.

AGREED:

By:	/s/ Jeffrey Nash, President

Dated: 10-9-07

Qualifications of the Appraisers

HAROLD E. SUNDBECK

Designations & Memberships

State Certified General Real Estate Appraiser, Certificate #TX-1326117-G

State of Texas Real Estate Salesman’s License #339206

Education & Training

Southwest Texas State University, San Marcos, TX, September 1969 to May 1972

University of Texas, Austin, TX, September 1972 to December 1973

Austin Community College, Austin, TX, 1984-85

Real Estate Principles and Practices

Real Estate Finance

Real Property Management

Commercial Brokerage

Real Estate Appraisal

Technical Report Writing

Southwest Texas State University, San Marcos, TX, September 1969 to May 1972

Fundamentals of Managerial Accounting

Business Accounting 1

Business Accounting 2

Principles of Management

Appraisal Institute

Course 110, Appraisal Principles

Course 410, Standards of Professional Practice, Part A

Course 420, Standards of Professional Practice, Part B

Other Seminars

USPAP, Property Tax Code Laws, Environmental Site Analysis, “The Road Less Traveled” - Special Purpose Properties, USPAP 2006 Update, City of Austin, Austin, TX, Eminent Domain Compensation Seminar: The Schmidt Issue

Experience

American Realty Corporation, Austin, TX, Residential Appraiser, August 2000 to Present

McCollum Realty Consultants, Austin, TX, Residential Appraisal, March 1998 to August 2000

McCollum Realty Consultants, Real Property Consultants, Inc., Lone Star Appraisals, Inc., and

TerCorp, Inc., Austin, TX, Independent Appraiser, October 1997 to March 1998

TerCorp, Inc., Austin, TX, Residential/Commercial Appraiser, May 1997 to October 1997

Lone Star Appraisals, Inc., Austin, TX, Commercial Appraiser, June 1990 to May 1997

TEXAS APPRAISER LICENSING AND CERTIFICATION BOARD

BE IT KNOWN THAT

HAROLD ELDON SUNDBECK

HAVING PROVIDED SATISFACTORY EVIDENCE OF THE QUALIFICATIONS REQUIRED BY THE TEXAS APPRAISER LICENSING AND CERTIFICATION ACT, TEXAS OCCUPATIONS CODE, CHAPTER 1103, IS AUTHORIZED TO USE THE TITLE

STATE CERTIFIED
GENERAL REAL ESTATE APPRAISER

Number: TX-1326117-G

Date of Issue: March 20, 2006

Date of Expiration: April 30, 2008

In Witness Thereof

Shirley J. Ward, Chair

Wayne Thorburn, Commissioner

Shirley J. Ward, Chair
Elroy Carson
L.W. (Wayne) Mayo

Larry D. Kokel, Vice-Chair
Malcolm J. Deason
Paul E. Moore

Dona S. Scurry, Secretary
William A. Faulk, Jr.
Clinton P. Sayers

LARRY H. DECOVIC

Designations & Memberships

Appraisal Institute, Member, MAI

Appraisal Institute, Senior Residential Appraiser, SRA, Designated Member

Larry Decovic, MAI, certified under the State of Texas Continuing Education program

State Certified General Real Estate Appraiser, Certificate #TX-1320138-G

Austin Chapter of Appraisal Institute, Member of Admissions Committee

South Central Regional Professional Standards Panel, 3 year term, Past Member

American Institute of Real Estate Appraisers, Past Director of North Texas Chapter

Approved to practice before the Texas Department of Highways and Public Transportation

Education & Training

Southern Methodist University, B.B.A. Degree in Real Estate, 1972

Southern Methodist University, Certificate in Real Estate, Courses Include:

Principles of Real Estate, Real Estate Practices, Real Estate Finance, Zoning and City Planning,

Real Estate Appraisal I and II, Property Management, and Commercial Construction

University of Houston, Advanced Case Studies Seminar of Income Property Financing

Republic Bank, Discounted Cash Flow Seminar - Dallas, Tx

University of Texas Graduate School, Microcomputer Analysis of Real Estate Investment

Resolution Trust Corporation, Affordable Housing Seminar - San Antonio, Tx

American Institute of Real Estate Appraisers (AIREA) Courses:

Reviewing Appraisals Seminar - Houston, Tx

Rate Extraction Seminar - Houston, Tx

Real Estate Appraisal Principles - Chicago, Il

Principles of Income Property Valuation - (SREA) - Dallas, Tx

Case Studies in Real Estate Valuation - Chapel Hill, NC

Valuation Analysis and Report Writing - Chapel Hill, NC

Standards of Professional Practices - San Antonio, Tx

Rural Valuation - Portland, Or

Understanding Limited Appraisals - San Antonio, Tx

Appraiser’s Liability - San Antonio, Tx

Other Seminars

USPAP; The Appraiser as an Expert Witness; Environmental Site Analysis; Residential Update, Appraisal Insight, New Fannie Mae Appraisal Guide, Mold Insights, USPAP 2006 Update, Income Capitalization, Appraising for the Secondary Market, Appraising Nursing Facilities

Expert Witness in County, State, District, and Federal Court

Experience

American Realty Corporation, Austin, Tx, Director of Valuation Group, 2000 to Present

American Realty Corporation, Austin, Tx, Director of Commercial Appraisals, 1992 to 1999

L. H. Decovic & Associates, Austin, Tx, Owner, 1988 to 1992

First Republic Bank Austin, Group Manager and Trustee, Central Tx Department, 1987 to 1988

RepublicBank Austin & San Antonio, Appraisal Manager & Asst Vice President, 1984 to 1987

RepublicBank Dallas, Staff and Senior Appraiser, Appraisal Officer & Coordinator, 1977-1984

H. W. Dunham & Associates, Fee Appraiser & Assistant Vice President, Dallas, Tx, 1970-1977

TEXAS APPRAISER LICENSING AND CERTIFICATION BOARD

BE IT KNOWN THAT

LARRY HOOD DECOVIC

HAVING PROVIDED SATISFACTORY EVIDENCE OF THE QUALIFICATIONS REQUIRED BY THE TEXAS APPRAISER LICENSING AND CERTIFICATION ACT, TEXAS OCCUPATIONS CODE, CHAPTER 1103, IS AUTHORIZED TO USE THE TITLE

STATE CERTIFIED
GENERAL REAL ESTATE APPRAISER

Number: TX-1320138-G

Date of Issue: March 27, 2007

Date of Expiration: March 31, 2009

In Witness Thereof

Larry D. Kokel, Chair

Wayne Thorburn, Commissioner

Larry D. Kokel, Chair
William A. Faulk, Jr.
Dona S. Scurry

Clinton P. Sayers, Vice-Chair
Paul E. Moore
Shirley J. Ward

Malcolm J. Deason, Secretary
James B. Ratliff